SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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FIDELITY SOUTHERN CORPORATION
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)
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PROXY STATEMENT
and
NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

THURSDAY, APRIL 26, 2018
AT 3:00 P.M. EASTERN TIME
ONE SECURITIES CENTRE
3490 PIEDMONT ROAD NE, SUITE 1550
ATLANTA, GA 30305

3490 Piedmont Road NE
Suite 1550
Atlanta, Georgia 30305

To our valued shareholders,

This past year, our Board of Directors continued its deep commitment to representing you in the oversight of Fidelity Southern’s business strategy, management, and corporate governance. To strengthen that commitment, we made it a priority to directly engage and establish a dialogue with you, our shareholders. As the Chair of our Compensation Committee, I led these outreach efforts, whereby we invited shareholders holding more than 67% of our outstanding shares to meet with us. We had conversations with all shareholders that accepted our invitation to meet, which represented 54% of our outstanding shares.

Through this comprehensive outreach program, we have established and deepened our relationships with many of our largest shareholders, and our Board benefited from the valuable insights and feedback we received. This Proxy Statement highlights the scope of our outreach efforts and the substantive changes we made in response, including the following changes to our compensation program:

•
Enhancements to our disclosure to better describe the Compensation Committee’s decision-making process as it relates to 2017 compensation outcomes, including the reasoning for no annual cash incentive payments or equity grants in 2018 for 2017 performance;

•
The redesign and disclosure of the executive incentive plan for 2018 and beyond is intended to be more transparent and create greater alignment between executive pay and demonstrated performance. Going forward, any incentive plan payouts will be based on a more formulaic and objective approach, measuring performance against pre-established metrics and goals. This approach fosters a more transparent process that will be clearly disclosed in future proxy statements. Furthermore, future grants of equity will be contingent on prior year performance and subject to additional vesting criteria to further align executives with shareholders. Providing annual equity award opportunities, contingent upon the achievement of performance based objectives, responds to feedback from shareholders who expressed concern with the prior approach to the periodic issuance of equity on what was perceived as a largely discretionary basis;

•	Adoption of formal and robust stock ownership guidelines for senior executives and independent Board members;

•	Adoption of anti-hedging and anti-pledging policies;

•
Elimination of excise tax gross-up provisions in all executive employment and severance agreements, including the new agreements entered into with James B. Miller, Jr. and H. Palmer Proctor, Jr. on March 8, 2018; and

•
Proposal for shareholder approval of a new omnibus equity plan containing governance features aligned with current best practice (i.e., minimum vesting requirements and a prohibition on paying dividends on unvested stock).

My conversations with our shareholders focused not only on compensation, but also on a range of our publicly-announced strategic initiatives and our governance practices. One important area of the conversation was our on-going director refreshment practices, which included in February 2018 the appointment to the Board of two new directors: Gloria O’Neal and Rodney D. Bullard. My fellow directors and I were thrilled to welcome both of these outstanding nominees to the Board, particularly in light of the strong risk management, operations, legal, and regulatory expertise and deep understanding of civic affairs they bring to the boardroom.

We know that this year’s outreach efforts are instrumental in building a long-term dialogue, and we look forward to continuing the conversation with you.

Sincerely,

Kevin S. King
Chairman of the Compensation Committee

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on April 26, 2018

To the Shareholders of Fidelity Southern Corporation:

Notice is hereby given that the Annual Meeting of Shareholders of Fidelity Southern Corporation will be held at One Securities Centre, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305, on Thursday, April 26, 2018, at 3:00 p.m. for the following purposes:

1.
To consider and vote upon a proposal to elect the eleven directors named in this Proxy Statement to serve until their respective successors are duly elected and qualified at the next annual meeting of Shareholders;

2.	To consider and vote upon a proposal to approve, on an advisory (non-binding) basis, the compensation of our named executive officers;

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018;

4.	To consider and vote upon a proposal to approve the Fidelity Southern Corporation 2018 Omnibus Incentive Plan; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Our board of directors has selected the close of business on March 5, 2018 as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

It is important that your shares be presented and voted at the meeting. You can vote your shares over the Internet or by telephone. You may also vote by completing, signing, dating, and returning the proxy card in the envelope provided. For specific instructions on how to vote your shares, see the information beginning on page 5 of the Proxy Statement.

A Proxy Statement, a proxy card, and a copy of Fidelity Southern Corporation’s 2017 Annual Report to Shareholders, including its Form 10-K, are enclosed.

By Order of the Board of Directors,

Martha C. Fleming
Corporate Secretary

March 28, 2018

Compensation Policies and Highlights	25
What We Do	25
What We Do Not Do	25
Benefits and Perquisites	26
Perquisites	26
Broad-Based Welfare and Retirement Benefits	26
Employment and Executive Continuity Agreements	26
Salary Continuation Agreements	26
Officer Split Dollar Agreements	26
Gap Coverage Split Dollar Agreements	27
Other Compensation and Governance Policies	27
Stock Ownership Guidelines	27
Elimination of Excise Tax Gross-Ups	27
Clawback Policy	27
Hedging, Pledging, and Insider Trading Policy	28
Summary Compensation Table	28
Employment Agreements	29
Grants of Plan-Based Awards for 2017	30
Outstanding Equity Awards at December 31, 2017	30
Option Exercises and Stock Vested for 2017	31
Pension Benefits	31
2017 Nonqualified Deferred Compensation	32
Potential Payments Upon Termination or Change in Control	34
Employment Agreements	34
Executive Continuity Agreements	35
Equity Awards	36
Estimated Payments to Named Executive Officers upon Termination of Employment under Various Circumstances or a Change in Control	36
Compensation Committee Report on Executive Compensation	37
CEO Pay Ratio	38
Proposal # 2 - Advisory (Non-Binding) Vote to Approve Executive Compensation	39
Recommendation	39
Compensation Committee Interlocks and Insider Participation	39
Certain Relationships and Related Party Transactions	39
Code of Ethics	40
Security Ownership of Certain Beneficial Owners and Management	40
Section 16(a) Beneficial Ownership Reporting Compliance	42
Audit Committee Report	42
Independent Registered Public Accounting Firm	42
Fees Paid by Fidelity to Ernst & Young LLP	43
Proposal # 3 - Ratification of Appointment of Independent Registered Public Accounting Firm	43
Recommendation	43
Proposal # 4 - Approval of the Fidelity Southern Corporation 2018 Omnibus Incentive Plan	44
Background for the Current Share Reserve Request	44
Key Data Relating to Outstanding Equity Awards and Shares Available	45
Information Regarding our Authorized Shares and Stock Price	45
Significant Historical Award Information	45
Important Provisions of the 2018 Plan	45
Summary of Material Terms of the 2018 Plan	46
Purpose	46
Administration	47
Eligibility	47
Permissible Awards	47
Authorized Shares	47

Limitations on Individual Awards	48
Minimum Vesting	48
Treatment of Awards upon a Participant’s Death or Disability	48
Treatment of Awards upon a Change in Control	49
Discretion to Accelerate Awards	49
Certain Transactions	49
Limitations on Transfer; Beneficiaries	49
Performance Awards	49
Termination and Amendment	50
Prohibition on Repricing	51
Certain Federal Income Tax Effects	51
Nonstatutory Stock Options	51
Incentive Stock Options	51
SARs	51
Restricted Stock	51
Restricted or Deferred Stock Units	52
Performance Awards Payable in Cash	52
Section 409A	52
Tax Withholding	52
New Plan Benefits	52
Recommendation	52
Shareholder Proposals	53
Communications with Fidelity and the Board	53
Other Matters That May Come Before the Annual Meeting	53
Appendix A - Fidelity Southern Corporation 2018 Omnibus Incentive Plan

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. Please read this entire Proxy Statement carefully before voting.

Information About the 2018 Annual Meeting of Shareholders of Fidelity Southern Corporation

Meeting Date: Record Date:	Thursday, April 26, 2018 March 5, 2018

Meeting Time:	3:00 p.m., local time
Meeting Place:	One Securities Centre 3490 Piedmont Road NE Suite 1550 Atlanta, Georgia 30305
Voting:
Anyone who owned shares of our Common Stock at the close of business on March 5, 2018, is entitled to vote at the Annual Meeting. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

Admission:
You are entitled to attend the Annual Meeting only if you are a holder of record or a beneficial owner of shares of our Common Stock as of the record date or if you hold a valid proxy for the Annual Meeting. If a bank, broker, or other nominee is the record owner of your shares, you will need to have proof that you are the beneficial owner to be admitted to the Annual Meeting. A recent statement or letter from your bank or broker confirming your ownership as of the record date, or presentation of a valid proxy from a bank, broker, or other nominee that is the record owner of your shares, would be acceptable proof of your beneficial ownership. You also should be prepared to present photo identification for admittance. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the Annual Meeting.

Advance Voting Methods

Whether you plan to attend the Annual Meeting and vote in person or not, we urge you to have your proxy vote recorded in advance of the Annual Meeting. Shareholders have the following three options for submitting their votes by proxy: (1) online; (2) by phone; or (3) by mail, using the enclosed proxy card (if you received a paper copy of the proxy materials). For further instructions on voting by proxy, see the proxy card accompanying this Proxy Statement.

Meeting Agenda and Voting Recommendations

Items of Business	Board Recommendation	Page Number
Election of the eleven directors named as nominees in the Proxy Statement	FOR	8
Approval, on an advisory basis, of the compensation of our named executive officers	FOR	39
Ratification of the appointment of our independent auditors	FOR	43
Approval of the Fidelity Southern Corporation 2018 Omnibus Incentive Plan	FOR	44

In addition to the above matters, we will transact any other business that is properly brought before the Annual Meeting or any adjournment or postponement thereof.

Business Overview & 2017 Key Accomplishments

Fidelity Southern’s wholly owned subsidiary, Fidelity Bank, is a well-positioned regional bank that is focused on investing in its business to ensure organic, long-term, sustainable growth. Our key accomplishments for 2017 include the following:

•	Returned $12.7 million, or 32% of net income, to shareholders through dividends

•	Posted record earnings of $39.8 million for the year

•	Increased Tangible Book Value per share by 8.7% to $14.41

•	Increased loans by 8.4%

•	Increased deposits by 6.5%

•	Grew non-interest bearing deposits by $161 million, or 16.7%

•	Maintained strong credit quality:

◦	with only $4.7 million in net charge-offs, or 0.11% of average loans

◦	maintained satisfactory non-performing asset ratio

•	Grew loans serviced for others by 11.3%

•	Added 10 Client Advisors to our Wealth Management group

•	Opened 1 new retail branch

•	Opened 11 new mortgage production offices

•	Originated 440 Community Development Loans totaling $137 million

•	Made $23 million in qualified Community Reinvestment Act investments in our markets

•	Increased customer accounts with electronic statements from 48% to 54%

•	Converted 7 retail branches to LED lighting

•	A total of 44 retail branches out of 67, or 66%, now use energy efficient LED lighting

Director Nominees

We have included summary information about each director nominee in the table below. See “Identifying and Evaluating Nominees for Directors” beginning on page 8 for more information regarding our directors and our process for nominating directors.

Name	Age	Director Since	Primary Occupation	Independent	AC	CC	EC	NC	FE
James B. Miller, Jr.	77	1979
 Chairman of the Board and Chief Executive Officer of Fidelity since 1979. President of Fidelity from 1979 to April 2006. A director of Fidelity Bank since 1976. President of Fidelity Bank from 1977 to 1997 and from December 2003 through September 2004; Chief Executive Officer of Fidelity Bank from 1977 to 1997 and from December 2003 until April 2017. Chairman of Fidelity Bank since 1998.
							C		FE
Major General (Ret) David R. Bockel	73	1997
State Chairman, Georgia Employer Support of the Guard and Reserve since October 2015. President, Bravo Victor Fund for Cobb Superior Courts Veterans’ Court since May 2015. A director of Fidelity Bank since 1997.
				X	X	X		C	FE
Rodney D. Bullard	43	2018	Vice President of Community Affairs, Chick-fil-A, Inc. and Executive Director, Chick-fil-A Foundation since 2011. A director of Fidelity Bank since February 2018.	X					FE
Wm. Millard Choate	65	2010
Founder and President of Choate Construction Company, a commercial construction and interior construction firm with offices headquartered in Atlanta, GA since 1989. A director of Fidelity Bank since 2010.
				X					FE

Name	Age	Director Since	Primary Occupation	Independent	AC	CC	EC	NC	FE
Dr. Donald A. Harp, Jr.	79	2008
Lead Director since 2011. Adjunct Professor, Candler School of Theology, Emory University, since September 2008. Minister Emeritus of Peachtree Road United Methodist church since July 2008. A director of Fidelity Bank since 2008.
				X	C	X	X	X	FE
Kevin S. King, Esq.	70	1998	Attorney in Georgia from 1972 to present. A director of Fidelity Bank since 1998.	X		C	X	X	FE
William C. Lankford, Jr.	68	2010	Member of Moore Stephens Tiller, LLC, from 1979 to present. A director of Fidelity Bank since 2010.	X	X				FE
Gloria A. O’Neal	68	2018
Community activist with far-reaching community experience. Former Fidelity Bank Risk Control Executive until 2014. She has 33 years of experience with Fidelity Bank in risk management, regulatory requirements, credit administration, operations, financial reporting, and most aspects of banking, giving her a full understanding of the Company’s business and the banking industry.
				X					FE
H. Palmer Proctor, Jr.	50	2004	President of Fidelity since 2006. President of Fidelity Bank since 2004, and CEO of Fidelity Bank since April 2017. Chairman of Georgia Bankers Association 2017-18.				X		FE
W. Clyde Shepherd III	57	2003
President of Plant Improvement Co., Inc., a highway construction/real property lessor company located in Atlanta, GA since 1997. President or Vice President/Secretary of Toco Hill, Inc. a real estate/lessor and investment company located in Atlanta, GA since 1983. Manager and partner of WCS Investment Partnership, LLLP, an active investment holding company located in DeKalb County and Walton County, Georgia, since 2003. A director of Fidelity Bank since 1998.
				X	X				FE
Rankin M. Smith, Jr.	70	1987
Owner and Manager, Seminole Plantation, a shooting, preserve located in Thomasville, GA since 1991. Chairman of the Board of Trustees of Thomas University from January 2009 to January 2011 and Trustee from 2004 to present. Director of Archbold Medical Foundation from 2005 to present. A director of Fidelity Bank since 1987.
				X		X		X	FE
AC = Audit Committee CC = Compensation Committee EC = Executive Committee NC =Nominating and Governance Committee C = Committee Chair FE = Financial Expert
Shareholder Engagement & Response to Feedback Received

Our Board is committed to engaging with our shareholders and maintaining an open and transparent dialogue in order to most effectively respond to their feedback on topics including our long-term business strategy, governance practices, and compensation program. To that end, the Board was disappointed by the low level of support from our shareholders for our 2017 Say-on-Pay vote. To better understand shareholder concerns, we reached out to shareholders representing over 67% of our outstanding shares and held meetings that included the participation of our Compensation Committee Chairman, Kevin King, with shareholders representing over 54% of our shares outstanding.

Informed in part by the feedback we received, and in light of the Compensation Committee’s continual efforts to align our compensation program’s structure and incentives with our long-term business strategy, we have made the following changes to our compensation disclosures and program for 2018:

Investor Feedback	Response to Feedback
Lack of robust disclosure regarding award process and metrics and target levels for determining payouts	✓
2018 Proxy: Increased proxy disclosure to provide shareholders enhanced clarity about our compensation program, including regarding our process and metrics used to determine incentive compensation payouts

Desire to understand how company performance impacts size of incentive compensation	✓
2018 Program: Incentive plan payouts will be determined by Company performance against two core financial metrics (Return on Equity and Net Charge-offs to Total Loans). Pre-established goals and our performance against such goals will be clearly disclosed in future proxies.

Non-standard grant cycle difficult to rationalize	✓	2018 Program: Executives will have an opportunity to receive both Annual Cash Incentive Bonus and Long-Term Equity Incentive Awards on an annual basis if performance objectives are achieved
Desire to see investor feedback integrated into program design	✓	2018 Annual Meeting: Commit to enhanced shareholder outreach efforts regarding compensation and governance practices
	✓	2018 Program: Engaged a new independent compensation consultant, FW Cook, to advise Compensation Committee on comprehensive review of compensation program
Prefer to see adoption of:formal stock ownership guidelines hedging / pledging policy	✓	2018 Program: Adopted: formal and robust stock ownership guidelines for senior executive and non-employee directors hedging / pledging policy
Excise tax gross-ups disfavored	✓	Excise tax gross-ups eliminated for all executives
Prefer to prohibit payment of dividends on unvested restricted stock	✓	Commit to no longer pay dividends on new grants of unvested restricted stock
Corporate Governance and Compensation Program Highlights

Our corporate governance and compensation policies promote the long-term interests of shareholders. Below are highlights of our corporate governance and compensation framework.

✓	Enhanced since 2017 Annual Meeting: Comprehensive shareholder engagement	✓	New for 2018: Engaged independent compensation consultant
✓	Enhanced since 2017 Annual Meeting: Formalized Annual board and committee self-assessments	✓	New for 2018: Anti-hedging and anti-pledging policy
✓	Continuing: Annual election of all directors	✓	New for 2018: Executive and Non-employee director stock ownership guidelines
✓	Continuing: Nine of eleven directors are independent	✓	New for 2018: Excise tax gross-ups eliminated
✓	Continuing: Regular executive sessions of independent directors	✓	New for 2018: No longer pay dividends on unvested restricted stock
✓	Continuing: Related person transactions policy	✓	Continuing: Annual say-on-pay advisory votes
✓	Continuing: Risk oversight by the board and committees	✓	Continuing: All directors attended at least 75% of 2017 meetings
✓	Continuing: Director continuing education

FIDELITY SOUTHERN CORPORATION
3490 Piedmont Road NE
Suite 1550
Atlanta, Georgia 30305
PROXY STATEMENT

GENERAL INFORMATION

The enclosed Proxy is solicited on behalf of the Board of Directors of Fidelity Southern Corporation (“Fidelity” or “Company”) in connection with the Annual Meeting of Shareholders (“Annual Meeting”) to be held at One Securities Centre, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305, on Thursday, April 26, 2018, at 3:00 p.m., and at any adjournment thereof. This Proxy Statement, the enclosed proxy card, and Fidelity’s 2017 Annual Report to Shareholders, including its Form 10-K, are being mailed to our shareholders on or about March 29, 2018.

Your vote is very important. For this reason, the Board of Directors is requesting that you permit your shares of Common Stock of Fidelity (the “Common Stock”) to be represented at the Annual Meeting by the Proxy Committee elected by the Board of Directors and composed of Wm. Millard Choate and H. Palmer Proctor, Jr.

What Am I Voting On?
There are four proposals that will be presented for your consideration at the Annual Meeting:

•	To elect eleven directors;

•	An advisory (non-binding) vote to approve executive compensation,

•	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018; and

•	To approve the Fidelity Southern Corporation 2018 Omnibus Incentive Plan.

Other business may be addressed at the Annual Meeting if it properly comes before the Annual Meeting. However, we are not aware of any such other business.

Who Can Vote?
Each shareholder of record at the close of business on March 5, 2018, is entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. Each share of Fidelity Common Stock entitles the shareholder to one vote on any matter coming before a meeting of Fidelity shareholders. On March 5, 2018, the record date for the Annual Meeting, there were 27,032,921 shares of Fidelity Common Stock outstanding and eligible to vote. The enclosed proxy card shows the number of shares that you are entitled to vote. If you own any shares in Fidelity’s Direct Stock Purchase and Dividend Reinvestment Plan or the Employee Stock Purchase Plan, the enclosed proxy card includes the number of shares you had in each plan on the record date for the Annual Meeting, as well as the number of shares registered in your name. If you hold shares of Common Stock in the Company’s 401(k) Plan, you will receive a separate proxy card for those shares. Follow the voting instructions included with the proxy card.

How Do I Cast My Vote?
If you hold your shares of Common Stock in your name as a holder of record (either in certificates, book entry, or in the Direct Stock Purchase and Dividend Reinvestment Plan, the Employee Stock Purchase Plan, or the 401(k) Plan), there are three ways you can vote by proxy:

By Internet	Go to www.investorvote.com/LION and follow the instructions when prompted. You will need to have the control number that appears on your proxy card.

By Telephone	Call 1-800-652-VOTE (8683) and follow the recorded instructions. You will also need your control number referred to above.

By Mail	Complete, sign, date, and return the proxy card you received in the mail.

If you received more than one proxy card, this means you hold shares of our Common Stock in more than one account. You must complete, sign, date, and return each proxy card, or vote all shares over the Internet or by telephone for each of your accounts. If you vote by the Internet or by telephone, you should not mail back a proxy card for those shares.

We encourage you to vote your shares by proxy, even if you plan to attend the Annual Meeting.

If you provide specific voting instructions, your shares will be voted as instructed. If you hold shares in your name and do not vote either by Internet, telephone, a completed and signed proxy card, or in person at the Annual Meeting, your shares will not be voted.

If you hold your shares in a brokerage account or through another nominee, your broker or nominee (the “record holder”) is forwarding these proxy materials to you along with voting instructions. The record holder is required to vote your shares in accordance with your instructions. If you do not give the record holder instructions, the record holder has the authority to vote your shares on certain “routine” matters. At the Annual Meeting, the proposal relating to the ratification of auditors is deemed a “routine” matter, which means that the record holder can vote your shares for this matter if you do not timely provide instructions. Although most brokers and nominees offer telephone and Internet voting, availability and specific procedures will depend on their voting arrangements. Please follow their directions carefully.

Every vote is important! Please vote your shares promptly.

What are Broker Non-Votes?
A broker “non-vote” occurs when a brokerage firm, bank, or other nominee does not vote shares that it holds in “street name” on behalf of a beneficial owner because the beneficial owner has not provided voting instructions to the nominee with respect to a “non-routine” matter. The proposals relating to election of directors, the advisory (non-binding) vote to approve executive compensation, and the approval of the Fidelity Southern Corporation 2018 Omnibus Incentive Plan are “non-routine” matters for which a nominee will not have the discretion to vote without voting instructions from the beneficial owner. Broker non-vote shares will be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum. The effect of a broker non-vote on the outcome of the vote on a proposal will depend on the applicable voting standard for the proposal. For instance, if the approval of the proposal requires the affirmative vote of a majority of the outstanding shares, a broker non-vote would have the effect of a negative vote in determining the outcome of the vote on the proposal. On the other hand, if the approval of the proposal requires the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal, a broker non-vote, being shares not entitled to vote, would not have any effect on the outcome of the vote on the proposal.

Can I Change My Vote?
If you are the record holder of the shares, you may change your vote by:

•	Submitting a signed written notice of revocation to our Corporate Secretary prior to the Annual Meeting;

•	If you voted by the Internet or by telephone, voting again over the Internet or by telephone prior to the deadline of 11:59 p.m. Eastern Time on April 25, 2018;

•	If you completed and returned a proxy card, submitting a new proxy card with a later date and returning it prior to the vote at the Annual Meeting; or

•	Attending the Annual Meeting in person and voting your shares by ballot at the meeting.

If you hold your shares in a brokerage account or through another nominee, you should contact your broker or other nominee regarding the revocation of proxies.

If you participate in our Direct Stock Purchase and Dividend Reinvestment Plan, the Employee Stock Purchase Plan, or the 401(k) Plan, you may change your vote by submitting new voting instructions to the administrator or custodian of the Plan.

What Quorum is Needed to Hold the Annual Meeting?
In order to conduct the Annual Meeting, a majority of Fidelity shares entitled to vote must be present in person or by proxy. This is called a quorum. If you return a valid proxy card or elect to vote by Internet, by telephone, or in person at the Annual Meeting, you will be considered part of the quorum.

Abstentions, withheld votes, and broker non-votes will be counted as present at the Annual Meeting for purposes of determining whether the quorum requirement is satisfied.

Based on 27,032,921shares of Common Stock outstanding on March 5, 2018, the record date for the Annual Meeting, 13,516,461 shares of Common Stock would be required to be present in person or by proxy for a quorum to be obtained.

All matters will be decided by the affirmative vote of the majority of the votes cast at the Annual Meeting. A “majority of votes cast” means the number of “For” votes exceeds the number of “Against” votes.

What is our Voting Recommendation?
Our Board of Directors recommends that you vote “FOR” each of the four proposals.

Proxy Solicitation
Fidelity will bear the expenses of soliciting proxies, including the cost of preparing and mailing this Proxy Statement. Fidelity will furnish solicitation materials to banks, brokerage houses, and other custodians, nominees and fiduciaries for forwarding to beneficial owners of shares of the Common Stock, and normal handling charges may be paid for such forwarding service. In addition, directors, officers, and other employees of Fidelity who will not be additionally compensated therefor may solicit proxies in person or by telephone, email, or other means.

Important Notice Regarding the Availability of Proxy Materials
We have posted materials related to this year’s Annual Meeting on the Internet. The materials listed below are available on a secure Internet website located at https://materials.proxyvote.com/316394. This website is compliant with regulatory standards and does not utilize tracking cookies or site visit intelligence tracking.

•	This Proxy Statement for this year’s Annual Meeting, and

•	Fidelity’s 2017 Annual Report to Shareholders, including its Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on March 16, 2018 (the “2017 Annual Report”).

Requests for additional copies for the current year should be directed to Martha C. Fleming by phone at 404-240-1504 or by mail at 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305.

PROPOSAL # 1 - ELECTION OF DIRECTORS

Identifying and Evaluating Nominees for Director
The Nominating & Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. Nominees for director are selected for their character, judgment, diversity, financial and entrepreneurial acumen, ability to work with others, and their ability to act for the benefit of Fidelity and its shareholders. The Nominating & Governance Committee evaluates the totality of the merits of each prospective nominee and does not restrict itself by establishing minimum qualifications or attributes. The Nominating & Governance Committee has a written policy regarding diversity that seeks to provide the Board with a depth of experience and differences in viewpoints and skills. The Nominating & Governance Committee’s Director Qualification Standards and Procedure for Identifying and Evaluating Candidates is available under the Investor Relations section of our website at www.fidelitysouthern.com, under the heading “Director Qualifications.” Information contained on any of our websites is not part of this Proxy Statement.

The name of any candidate for nomination as a director may be submitted to the Nominating & Governance Committee by shareholders, as described below, and directors. The Nominating & Governance Committee will review the qualifications of each candidate submitted and conduct such inquiries as it determines appropriate. There is no difference in the manner by which the Nominating & Governance Committee evaluates prospective nominees for director based on the source from which the individual was first identified. The Nominating & Governance Committee recommends, by a majority vote of its members, to the entire Board of Directors those director candidates it believes will best serve Fidelity and its shareholders, meet the qualifications set forth in the director qualification standards, and have such other requisite skills and knowledge deemed necessary by the Nominating & Governance Committee.

The number of directors is currently set at eleven by resolution of the Board of Directors. The number of directors may be increased or decreased from time to time by resolution of the Board of Directors or of the shareholders, but no decrease shall have the effect of shortening the term of an incumbent director. The terms of office for directors continue until the next annual meeting of shareholders or until their successors are elected and qualified.

Fidelity’s Board of Directors has determined that each member of its Board, other than James B. Miller, Jr., Chief Executive Officer of Fidelity, and H. Palmer Proctor, Jr., President of Fidelity, were “independent” during 2017, and Gloria A. O’Neal and Rodney D. Bullard are independent as of the date they joined the Board in February 2018, as defined in the NASDAQ Marketplace Rules.

In the event that any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board of Directors as substitute nominee unless the Board of Directors or shareholders by resolution provide for a lesser number of directors, but in no event will the proxy be voted for more than eleven nominees. Management has no reason to believe that any nominee will not serve if elected.

Shareholder Nominees
The policy of the Nominating & Governance Committee is to consider proposed nominations for membership on the Board of Directors properly submitted by shareholders who own at least 1,000 shares of Common Stock of Fidelity and have held the stock for at least one year. Any proposed nomination by a shareholder for consideration by the Nominating & Governance Committee must include the proposed nominee’s name and qualifications and a statement to the effect that the proposed nominee has agreed to the submission of his/her name as a candidate for nomination as a director. The proposed nomination should be sent to the Chairman of the

Nominating & Governance Committee of Fidelity Southern Corporation, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305. In order to timely consider any candidate, the shareholder must submit the recommendation on or before November 1 immediately preceding the next annual meeting of shareholders. None of our qualifying shareholders nominated any prospective nominees to our Nominating & Governance Committee for consideration at the Annual Meeting.

Nominating & Governance Committee Report
The Nominating & Governance Committee reviewed the qualifications of the director nominees, found them to meet the criteria for directors established by the Nominating & Governance Committee, and recommended the slate to the Board of Directors as director nominees for election at this year’s Annual Meeting.

Major General (Ret) David R. Bockel, Chairman
Dr. Donald A. Harp, Jr.
Kevin S. King, Esq.
Rankin M. Smith, Jr.

Information about Nominees for Director
The following information as of March 5, 2018, has been furnished by the respective nominees for director. All nominees for election to the Board of Directors set forth in this Proxy Statement currently serve as directors of Fidelity. Except as otherwise indicated, each nominee has been engaged in his present principal employment, in the same position, for more than five years. As described below, the Nominating & Governance Committee, after giving consideration to the Company’s business operations and corporate structure, has determined that each nominee is qualified to serve on the Board.

Name	Age	Year First Elected	Business Experience During Past Five Years and Other Information

	77	1979
Chairman of the Board and Chief Executive Officer of Fidelity since 1979. President of Fidelity from 1979 to April 2006. A director of Fidelity Bank, a wholly owned subsidiary of Fidelity, since 1976; President of Fidelity Bank from 1977 to 1997 and from December 2003 through September 2004; Chief Executive Officer of Fidelity Bank from 1977 to 1997, and from December 2003 until to April 2017. Chairman of Fidelity Bank since 1998. Chairman of LionMark Insurance Company, a wholly owned subsidiary, since November 2004. Chairman of Berlin American Companies and other family investment companies since 1977. A director of Interface, Inc., the world’s largest carpet tile manufacturing company, since 2000, and of American Software Inc., a software development company, since 2002.

Mr. Miller’s education and experience as an attorney and experience running a company in Germany, in addition to the years of experience employed as an executive officer of Fidelity, serving on Fidelity’s Board of Directors, as well as serving on the boards of various community organizations and public companies, qualify him to serve as a director.

James B. Miller, Jr. Chairman & CEO Executive Committee

Name	Age	Year First Elected	Business Experience During Past Five Years and Other Information

	73	1997
State Chairman, Georgia Employer Support of the Guard and Reserve since October 2015. President, Bravo Victor Fund for Cobb Veterans’ Court since May 2015. Veterans Program Liaison for the Governor’s Office of Workforce Development from July 2013 to December 2014. Executive Director, Reserve Officers Association of the United States in Washington, DC from 2008 to 2011. Executive Director, Georgia Military Affairs Coordinating Committee, Georgia Chamber of Commerce, from October 2011 until July 2013. Vice Chairman, USO of Georgia since February 2012. Army Reserve Ambassador, Georgia, since 2015. A director of Fidelity Bank since 1997.
Major General (Ret) Bockel’s previous experience as founder and head of Bockel & Company, an advertising and marketing company, his military experience commanding 18,000 soldiers with responsibility for military facilities and equipment over five states, and his previous positions qualify him to serve as a director.

Major General (Ret) David R. Bockel Audit Committee Compensation Committee Chair, Nominating & Governance Committee
	43	2018
Vice President of Community Affairs, Chick-fil-A, Inc. and Executive Director of Chick-fil-A Foundation since 2011. Assistant United States Attorney for the Northern District of Georgia 2009-2011. Legislative Liaison/Counsel in the Office of the Secretary of the Air Force, The Pentagon 2006-2009. A director of Fidelity Bank since February 2018.
Mr. Bullard’s qualifications to serve as director include degrees earned in the Advanced Management Program, Harvard Business School; MBA, Terry College of business, University of Georgia; and Juris Doctor Degree, Duke Law School, and his various business and legal positions held during his career.

Rodney D. Bullard
	65	2010
Founder and President of Choate Construction Company, a commercial construction and interior construction firm with offices headquartered in Atlanta, Georgia, since 1989. A director of Fidelity Bank since April 2010.
The experience Mr. Choate received founding his company and establishing all operations, procedures, banking, insurance and bonding relationships, marketing, preconstruction estimating, and technology, in addition to his degrees in economics and business, qualify him to serve as a director.

Wm. Millard Choate

Name	Age	Year First Elected	Business Experience During Past Five Years and Other Information
	79	2008
Adjunct Professor, Candler School of Theology, Emory University, since September 2008. Minister Emeritus of Peachtree Road United Methodist Church since July 2008, after serving as Senior Minister for 20 years. Board of Trustees, Young Harris College. Member, Winship Cancer Board of Advisors. A director of Fidelity Bank since 2008 and Lead Director of Fidelity Bank since 2011.
Dr. Harp brings to the Board of Directors his experience of over 20 years managing a $7 million church budget and 60 member staff as Senior Minister of Peachtree Road United Methodist Church from 1988 to July 2008, as well as his membership on many non-profit boards and experience as mayor pro-tem of a city with budget and other management responsibilities, which qualify him to serve as a director.

Dr. Donald A. Harp, Jr. Lead Director Chair, Audit Committee Compensation Committee Executive Committee Nominating & Governance Committee
	70	1998
An attorney in Georgia from 1972 to present. A director of Fidelity Bank since 1998.
Mr. King’s qualifications to serve as director include degrees earned in accounting and law, and various business and legal positions over 40 years, including executive vice president/general counsel, a member of several for profit and non-profit boards, and as a lawyer in private practice.

Kevin S. King, Esq. Chair, Compensation Committee Executive Committee Nominating & Governance Committee
	68	2010
Member of Moore Stephens Tiller, LLC, from 1979 to present. A director of Fidelity Bank since January 2010.
Mr. Lankford’s position as a CPA, serving as Managing Member of his firm from 1990 to 2009, with broad accounting, tax, and business experience gained from being in public practice for over 40 years, qualify him to serve as a director.

William C. Lankford, Jr. Audit Committee

Name	Age	Year First Elected	Business Experience During Past Five Years and Other Information

	68	2018
Ms. O’Neal is a community activist. She brings unique experience to the Board. She has served on many non-profit boards, including Rotary, was Court appointed Special Advocate for DeKalb County. She is a Board member of Dahlonega Baptist Church and serves as Secretary; Treasurer of a weekday preschool in Dahlonega; and active in community outreach activities for the Baptist Church. In 2014, after 33 years of service, she retired from Fidelity Bank to pursue her volunteer work. Ms. O’Neal last served at Fidelity Bank as Executive Vice President and Chief Risk Officer, after having been Internal Auditor. She has extensive experience with risk management, regulatory requirements, credit administration, operations, financial reporting, and most aspects of banking.
Ms. O’Neal’s extensive banking experience qualifies her to serve as a director.

Gloria A. O'Neal
	50	2004
President of Fidelity since April 2006. Chief Executive Officer of Fidelity Bank since April 2017. President of Fidelity Bank since October 2004. Director and Secretary/Treasurer of LionMark Insurance Company, a wholly owned subsidiary, since November 2004. A director of Fidelity Bank since 2004. A director of Brown and Brown, Inc., an independent insurance intermediary, since 2012. Chairman, Georgia Bankers Association 2017-18.
As an executive of Fidelity and Fidelity Bank, Mr. Proctor offers expertise in financial services and a unique understanding of our markets, operations, and competition, which qualify him to serve as a director.

H. Palmer Proctor, Jr. Executive Committee
	57	2003
President of Plant Improvement Co., Inc., a highway construction/real property lessor company located in Atlanta, Georgia, since 1997. President or Vice President/Secretary of Toco Hill, Inc., a real estate/lessor and investment company located in Atlanta, Georgia, since 1983. Manager and partner of WCS Investment Partnership, LLLP, an active investment holding company located in DeKalb County and Walton County, Georgia, since 2003. A director of Fidelity Bank since 1998.
Mr. Shepherd’s extensive business experience as head of highway construction, investment, and real property lessor companies, as well as degrees earned in the fields of finance and economics, qualify him to serve as a director.

W. Clyde Shepherd III Audit Committee

Name	Age	Year First Elected	Business Experience During Past Five Years and Other Information
	70	1987
Owner and Manager of Seminole Plantation, a shooting preserve located in Thomasville, Georgia, since 1991. Member of the Board of Advisors of the Farmers & Merchants Bank, Monticello, FL, since March 2011. Director of Archbold Medical Foundation from 2005 to present, and Chairman of the Board of Trustees of Thomas University since 2015. A director of Fidelity Bank since 1987.
Mr. Smith brings to the Board of Directors his many years of experience as a member and executive of various organizations, which qualify him to serve as a director.

Rankin M. Smith, Jr. Compensation Committee Nominating & Goverance Committee
There are no family relationships between any director, executive officer, or nominee for director of Fidelity or any of its subsidiaries.

Recommendation
The Board of Directors recommends a vote “FOR” each of the above nominees for director.
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
During 2017, the Board of Directors held eight meetings. Each of the directors attended at least 75% of the meetings of the Board of Directors and the meetings of the committees on which the director served. Fidelity has an Audit Committee, a Compensation Committee, a Nominating & Governance Committee, and an Executive Committee.
Directors are encouraged to attend the Annual Meeting of Shareholders. All directors attended the 2017 Annual Meeting of Shareholders.
Board Leadership Structure
The Board believes that our Chief Executive Officer is best situated to serve as Chairman of the Board of Directors because he is most familiar with our business and strategy and is, therefore, the most appropriate director to lead discussions of our strategy and risk. Our independent directors bring experience, oversight, and expertise from outside the Company and industry, while our Chief Executive Officer provides company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes effective and thorough meetings and discussions and facilitates the flow of information between management and the Board.
The Board established the position of Lead Director and selected Dr. Donald A. Harp, Jr. as Lead Director to preside at meetings of the Board in the absence of the Chairman, including the executive sessions of the non-management members of the Board. Independent Board members met in executive session without management present four times during the year ended December 31, 2017.

Board Oversight of Risk Management
Both the Board as a whole and its committees play an active role in overseeing management of our risks. The Board regularly reviews information with members of senior management regarding our strategy and key areas of the Company including operations, finance, legal, cyber and regulatory, as well as the risks associated with each. The Board’s Compensation Committee is responsible for overseeing the management of risks related to our executive compensation plans and reviewing the risks associated with our overall compensation practices and policies for all of our employees. The Audit Committee oversees management of financial, regulatory, operational and cybersecurity risks. The Nominating & Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed about such risks through committee reports and Board training.

Audit Committee
Fidelity’s Audit Committee oversees the financial and accounting reporting process, assures that an audit program is in place to protect the assets of Fidelity, assures that adequate internal controls exist, oversees the internal audit function, and reviews the Report of Management on Internal Control Over Financial Reporting and related testing and documentation. The Audit Committee is responsible for the appointment, fee negotiation, and oversight of the external auditor. During 2017, the Audit Committee held eight meetings.
The Audit Committee is governed by a written charter approved by the Audit Committee and the Board of Directors. The charter is available under the Investor Relations section of our website at www.fidelitysouthern.com.
The Board of Directors of Fidelity has determined that all of the members of the Audit Committee have sufficient knowledge in financial and accounting matters to serve on the Audit Committee. In addition, each member of the Audit Committee is independent and qualifies as an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The current member composition of the Audit Committee satisfies the NASDAQ Marketplace Rules applicable to companies with stock listed for quotation on the NASDAQ Global Select Market. Members of the Audit Committee are Dr. Donald A. Harp, Jr. (Chairman); Major General (Ret) David R. Bockel; William C. Lankford, Jr.; and W. Clyde Shepherd, III.
Nominating & Governance Committee
The purpose of the Nominating & Governance Committee is to assist the Board in establishing qualifications for Board membership, and in identifying and selecting qualified candidates to be nominated for election to the Board. The Nominating & Governance Committee recognizes that each of the directors is well qualified to serve on any committee and, consequently, agrees with how they may choose to serve. The Nominating & Governance Committee also monitors and makes recommendations to the Board regarding corporate governance guidelines and matters applicable to the Company; and leads and oversees periodic assessments and evaluations of the performance and membership of the Board and its various committees.

The Nominating & Governance Committee also utilizes the Director Qualifications Standards and Procedures for Identifying and Evaluating Candidates, which sets out the process for selecting nominees for directors based on their character, judgment, diversity, financial and entrepreneurial acumen, ability to work with others, and their ability to act for the benefit of the Company and its shareholders. The Board of Directors and Nominating & Governance Committee of the Board will consider all director/shareholder nominees properly recommended by any Fidelity shareholders in accordance with the standards described above. Any shareholder wishing to recommend a candidate for consideration as a possible director nominee for election at an upcoming meeting of shareholders must own at least 1,000 shares of Common Stock and must provide timely written notice to the Board of Directors in accordance with the procedures included in the Director Qualifications Standards and Procedures for Identifying and Evaluating Candidates. The following is a summary of these procedures:

•	In order to be considered timely, a nomination for the election of a director must be received by November 1 immediately preceding the next annual meeting of the shareholders;

•	A shareholder nomination for director must set forth, as to each nominee:

1.	The name of the candidate for nomination as a director;

2.	A signed written statement by the nominee that he/she would serve, if elected;

3.	The number of shares of Common Stock of the Company that are beneficially owned by the nominee and the period of time the shares have been held;

4.	The curriculum vitae of the nominee; and

5.	Any other document evidencing the fact that the proposed nominee meets all of the requirements.

The Director Qualifications Standards and Procedures for Identifying and Evaluating Candidates are available under the Investor Relations section of our website at www.fidelitysouthern.com.

Fidelity’s Board has determined that the members of our Nominating & Governance Committee are independent as defined in the NASDAQ Marketplace Rules applicable to companies with stock listed for quotation on the NASDAQ Global Select Market. The Nominating and Governance Committee held two meetings during 2017. Members of the Nominating & Governance Committee are Major General (Ret) David R. Bockel (Chairman); Dr. Donald A. Harp, Jr.; Kevin S. King, Esq.; and Rankin M. Smith, Jr.
The Nominating & Governance Committee is governed by a written charter approved by the Nominating & Governance Committee and the Board of Directors. The charter is available under the Investor Relations section of our website at www.fidelitysouthern.com.
Compensation Committee
The primary functions of the Compensation Committee are to provide assistance to the Board of Directors in fulfilling its oversight responsibility relating to the determination of goals and objectives of the Company’s executive compensation program, to evaluate performance relative to those goals and objectives, to determine the remuneration of the Chairman, President and other named executive officers, to review and consider their evaluations of the performance of other executive officers, and to grant equity incentives and administer Fidelity’s benefit plans. In addition, the Compensation Committee is responsible for reviewing and evaluating compensation and benefit plans for all officers and employees to ensure they are appropriate, competitive, and properly reflect Fidelity’s objectives and performance. Likewise, the Compensation Committee is responsible for reviewing and discussing the Compensation Discussion and Analysis and recommending its inclusion in this Proxy Statement. Fidelity’s Board of Directors has determined that the members of our Compensation Committee are independent as defined in the NASDAQ Marketplace Rules applicable to companies with stock listed for quotation on the NASDAQ Global Select Market. During 2017, the Compensation Committee held four meetings. Members of the Compensation Committee are Kevin S. King, Esq. (Chairman); Major General (Ret) David R. Bockel; Dr. Donald A. Harp, Jr.; and Rankin M. Smith, Jr.
The Compensation Committee is governed by a written charter approved by the Compensation Committee and the Board of Directors. The charter is available under the Investor Relations section of our website at www.fidelitysouthern.com.
Executive Committee
The Executive Committee is authorized to exercise any and all of the powers of the Board of Directors in the management of the business and affairs of Fidelity except where specific power is reserved to the Board of Directors by the Bylaws or by applicable law. During 2017, the Executive Committee did not hold a meeting. Members of the Executive Committee are James B. Miller, Jr. (Chairman); H. Palmer Proctor, Jr.; Dr. Donald A. Harp, Jr.; and Kevin S. King, Esq.

2017 Non-Employee Director Compensation

During 2017, each non-employee director of Fidelity received a $12,000 annual retainer, paid in four quarterly installments, divided equally between Fidelity and the Bank. In addition, each non-employee director received $2,000 for each Fidelity and Bank Board of Directors’ meeting attended and $1,000 for each committee meeting attended. In each of the past four years, each non-employee director also received a grant of stock options.

Director compensation is reviewed periodically by the Compensation Committee and adjustments are recommended to the Board. The retainers and fees are believed to be competitive and appropriate to attract and retain well-qualified and committed members.
The following table sets forth the compensation of non-employee directors for the year ended December 31, 2017:

Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash	Stock Options(3)	Total
Major General (Ret) David R. Bockel (1)	$42,000	$50,235	$92,235
Wm. Millard Choate (2)	33,000	50,235	83,235
Dr. Donald A. Harp, Jr. (1)	47,000	50,235	97,235
Kevin S. King, Esq. (1)	40,000	50,235	90,235
William C. Lankford, Jr.(1)	41,000	50,235	91,235
W. Clyde Shepherd III (2)	43,000	50,235	93,235
Rankin M. Smith, Jr. (2)	41,000	50,235	91,235

(1)
Each of these non-employee directors received stock in lieu of cash for 50% of their director fees. The number of shares of stock received by each such director is: Mr. Bockel, 981; Dr. Harp, 1,093; Mr. King, 939; and Mr. Lankford, 961.

(2)
Each of these non-employee directors received stock in lieu of cash for 100% of their director fees. The number of shares of stock received by each such director is: Mr. Choate, 1,551; Mr. Shepherd, 2,012; and Mr. Smith, 1,913.

(3)
Each non-employee director was awarded 10,000 nonqualified stock options on January 19, 2017, with an option exercise price of $22.91, an option expiration date of January 19, 2022, and a vesting schedule of one-third for three years beginning January 19, 2018. Each non-employee director holds the following number of outstanding stock options in the aggregate: Mr. Bockel, 46,000; Mr. Choate, 46,000; Mr. Harp, 33,332; Mr. King, 46,000; Mr. Lankford, 33,332; Mr. Shepherd, 46,000; and Mr. Smith, 29,999.

Ms. O’Neal and Mr. Bullard are not included in the table above because they joined the Board of Directors in 2018. James B. Miller, Jr., the Company’s Chairman and Chief Executive Officer, and H. Palmer Proctor, Jr., the Company’s President, are not included in the above table as they are employees of the Company and receive no compensation for their services as directors. The compensation received by Messrs. Miller and Proctor as employees of the Company is shown in the Summary Compensation Table on page 28.
Changes to Director Compensation for 2018
A review of the Company’s non-employee director compensation program performed by FW Cook found such compensation to be below the median of similarly situated general industry and financial service industry companies.  Based upon this review and upon the recommendation from the Compensation Committee, the Board approved the following changes to director compensation for 2018.  These changes are intended to simplify the compensation program for non-employee directors and create greater alignment with market best practices. Highlights of the 2018 Board of Director Compensation Program include:

•	Elimination of meeting fees (Board and Committee) with a corresponding increase to annual cash retainer to $45,000.

•
Non-employee directors will remain eligible for annual equity awards, but going forward, if shareholders approve the 2018 Omnibus Incentive Plan, these awards will be delivered in the form of restricted stock awards as opposed to stock options.

•	If shareholders approve the 2018 Omnibus Incentive Plan, each non-employee director will be eligible to receive an annual restricted stock award valued at $45,000 with a 2-year vesting requirement.

◦	Directors will continue to be able to elect to receive up to 100% of the annual cash retainer in Company stock.

•	Adoption of robust stock ownership guidelines for Directors requiring each non-employee director to maintain stock ownership of at least five times the annual cash retainer.

•	Provide the Lead Director and Chairmen of the various Board Committees an additional $10,000 cash retainer to appropriately recognize the additional time and responsibility required of the roles.

•	The proposed 2018 Omnibus Incentive Plan contains annual limits on non-employee director pay.

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is information regarding the current executive officers of the Company who are not also directors:

Name	Age	Information
Charles D. Christy	61
Executive Vice President and Chief Financial Officer of Fidelity and Fidelity Bank since June 2017. Prior to joining Fidelity, Mr. Christy served as Executive Vice President and Chief Financial Officer of CoastalSouth Bancshares, Inc. from 2010 to 2017, and as Chief Financial Officer of Citizens Republic Bancorp from 2002 to 2010.

David Buchanan	60
Vice President of Fidelity since 1999; Executive Vice President of Fidelity Bank since October 2004; and Senior Vice President of Fidelity Bank from 1995 through September 2004. President of LionMark Insurance Company, a wholly-owned subsidiary, since November 2004.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies for 2017. Following this Compensation Discussion and Analysis (“CD&A”), you will find a series of tables and narrative disclosure containing specific data about the compensation earned in 2017 by the following individuals, whom we refer to as our named executive officers (our “named executive officers” or “NEOs”):

•	James B. Miller, Jr., Chairman and Chief Executive Officer;

•	H. Palmer Proctor, Jr., President;

•	Stephen H. Brolly, former Chief Financial Officer;

•	Charles D. Christy, current Chief Financial Officer; and

•	David Buchanan, Vice President.

Executive Summary

2017 Company Performance Highlights

•	Returned $12.7 million, or 32% of net income, to shareholders through dividends

•	Posted record earnings of $39.8 million for the year

•	Increased Tangible Book Value per share by 8.7% to $14.41

•	Increased loans by 8.4%

•	Increased deposits by 6.5%

•	Grew non-interest bearing deposits by $161 million, or 16.7%

•	Maintained strong credit quality:

◦	with only $4.7 million in net charge-offs, or 0.11% of average loans

◦	maintained satisfactory non-performing asset ratio

•	Grew loans serviced for others by 11.3%

•	Added 10 Client Advisors to our Wealth Management group

•	Opened 1 new retail branch

•	Opened 11 new mortgage production offices

•	Originated 440 Community Development Loans totaling $137 million

•	Made $23 million in qualified Community Reinvestment Act investments in our markets

•	Increased customer accounts with electronic statements from 48% to 54%

•	Converted 7 retail branches to LED lighting

•	A total of 44 retail branches out of 67, or 66%, now use energy efficient LED lighting

Compensation Decision for 2017 Performance

The Company had a strong year of performance relative to budgeted goals for 2017, and posted record earnings and performed well relative to the financial and non-financial metrics. However, after adjusting for the favorable impact to the Company’s performance resulting from the December 2017 changes to the income tax laws, the Compensation Committee and the Board of Directors determined that performance-based incentive compensation was not warranted and took the following pay actions in early 2018 in recognition of 2017 performance:

•	All NEOs received only their base salary as compensation for 2017 performance

◦	No annual cash incentive bonus awarded

◦	No equity incentive awarded

•	No base salary increases for any of our NEOs for 2018.

These decisions were strongly informed by the Compensation Committee’s analysis of the financial and non-financial performance metrics discussed in more detail in the section below entitled Executive Summary - Elements of 2017 Named Executive Officer Compensation Program.

Year-Over-Year Change in CEO Pay

The chart below presents the year-over-year change in CEO total direct compensation from a performance year perspective. For example, 2016 CEO pay includes base salary, annual cash incentive bonus paid in 2017, and a long-term equity incentive (“LTI”) award granted in 2017. The cash bonus paid and LTI grant awarded in 2017 recognized strong 2016 performance. Our CEO’s pay for 2017 performance consists only of base salary since the Compensation Committee determined not to pay an annual cash incentive bonus or equity incentive grant in early 2018 for 2017 performance. The CEO pay in the chart below will differ from the Summary Compensation Table values since SEC disclosure rules require incentive compensation to be disclosed on the Summary Compensation Table in the year it was awarded, which is a departure from the way we view annual compensation that we view based on the performance year. This chart excludes SEC-required indirect compensation items, including change in pension and all other compensation. The Compensation Committee believes this chart highlights the pay-for-performance alignment of our program and demonstrates strong alignment with shareholders.

Alignment of CEO Pay with our Historic Performance

The following table sets forth the Compensation Committee’s determinations regarding our CEO’s annual compensation for the past three years. Like the immediately preceding table, this table differs from the SEC-required 2017 Summary Compensation Table on page 28 in that it displays the amount paid for the relevant performance year for each compensation element. For the 2017 performance year, the Compensation Committee determined to not award any annual cash incentive bonus or equity incentive awards in light of our 2017 performance, which performance is discussed in detail in the preceding section.

Component	Performance Year
	2015	2016	2017
Base Salary	$ 800,000	$ 800,000	$800,000
Annual Cash Incentive Bonus	400,000	400,000	0
Long-Term Equity Incentive Awards	2,233,750	2,931,250	0
Total	3,433,750	4,131,250	800,000

The following chart presents our CEO’s compensation(1) versus indexed Total Shareholder Return (“TSR”)(2) over the preceding three-year period. The Compensation Committee believes that the alignment of our CEO’s pay with our TSR performance and other financial and non-financial metrics evidences its commitment to ensuring our compensation program aligns our executives’ outcomes with the interests of our shareholders.

(1) Compensation shown consists of an annual base salary, annual cash incentive award, and the grant date fair value of the long-term equity incentive award for the relevant performance year; excludes Change in Pension Value and Non-Qualified Deferred Compensation and All Other Compensation as displayed in the Summary Compensation Table.
(2) Indexed TSR represents the return on a $100 investment of our common stock during the period of December 31, 2014, to December 31, 2017, assuming the reinvestment of dividends.

Responsiveness to our Shareholders

The Board was disappointed by the low level of support from our shareholders for our 2017 Say-on-Pay vote. The Board takes our shareholders’ input seriously and, this year, engaged in a comprehensive outreach effort to better understand their concerns and answer their questions about our compensation program. These efforts were led by our Compensation Committee Chairman Kevin King, and we reached out to shareholders representing over 67% of our shares outstanding and held meetings with shareholders representing over 54% of our shares outstanding.

The table below sets forth some of the feedback we received regarding compensation, and the changes we have made to both our compensation practices and the structure of our 2018 compensation program. These changes reflect our shareholders’ feedback, as well as the Compensation Committee’s continual efforts to align our compensation program’s structures and incentives with our long-term business strategy, and FW Cook’s input. We remain committed to seeking our shareholders’ input on these and other important topics in the future and look forward to continuing this essential dialogue.

Element	Investor Feedback	Response to Feedback
Annual Cash Incentive Bonus	Lack of robust disclosure regarding award process and metrics and target levels for determining payouts	✓	2018 Proxy: Increased proxy disclosure to provide shareholders enhanced clarity about our compensation program, including our process and metrics used to determine incentive compensation payouts
	Desire to understand how company performance impacts size of incentive compensation	✓
2018 Program: Incentive plan payouts will be determined by Company performance against two core financial metrics (Return on Equity and Net Charge-offs to Total Loans). Pre-established goals and our performance against such goals will be clearly disclosed in future proxies

Element	Investor Feedback	Response to Feedback
Long-Term Equity Incentive Awards	Prefer to see equity grants contingent on or subject to company performance	✓
2018 Program: Depending on performance against the pre-established financial goals described immediately above, a portion of the annual incentive payout will be awarded in equity which would be subject to additional 3-year vesting criteria

	Non-standard grant cycle difficult to rationalize	✓
2018 Program: New program moves away from periodic and largely discretionary grants of equity and provides an opportunity for annual equity awards to be awarded contingent on prior year performance against pre-established goals

General Structure	Desire to see investor feedback integrated into program design	✓	2018 Annual Meeting: Commit to enhanced shareholder outreach efforts regarding compensation and governance practices
		✓	2018 Program: Engaged an independent compensation consultant, FW Cook, to advise Compensation Committee on comprehensive review of compensation program
	Prefer to see adoption of:formal stock ownership guidelines hedging / pledging policy	✓	2018 Program: Adopted: formal stock ownership guidelines for senior executive and non-employee directors hedging / pledging policy
	Excise tax gross-ups disfavored	✓	2018 Program: Excise tax gross-ups eliminated
	Prefer to prohibit payment of dividends on unvested restricted stock	✓	2018 Program: Commit to no longer pay dividends on unvested restricted stock

For a more detailed discussion of the comprehensive changes we made to our 2018 compensation program, please see below under “Material Changes to Compensation Program in 2018.”

Objectives of Our Executive Compensation Program

The objectives of our executive compensation program are to:

•
Provide competitive levels of compensation which take into account not only annual but long-term performance goals and the strategic objectives outlined in our strategic plan, all designed with the ultimate objective of improving shareholder value;

•	Attract, hire, and retain well-qualified, experienced, ethical, motivated, and dedicated executives;

•	Evaluate the performance of executive officers in a changing regulatory, economic, interest rate, and credit quality environment;

•
Reward executives based on corporate performance, the attainment of long-term goals and strategic objectives, the level of each executive’s initiative, responsibility, and achievements, and how effectively risk is managed; and

•	Provide competitive financial security for executives and dependents in the event of a change in control, death, disability, or retirement.

Elements of 2017 Named Executive Officer Compensation Program

Our compensation program for 2017 was comprised of three primary elements: base salary, annual cash incentive bonus, and long-term equity incentive awards (each as more fully-described below).

Base Salary. Base salaries reflect the only fixed portion of our compensation program. The Compensation Committee did not increase our NEOs’ base salaries for 2017 from 2016. No changes were made to base salaries for 2018.

	2016 Base Salary ($)	2017 Base Salary ($)	Percent (%) Change
Mr. Miller*	800,000	800,000	-
Mr. Brolly	250,000	250,000	-
Mr. Christy	-	360,000	-
Mr. Proctor*	500,000	500,000	-
Mr. Buchanan	400,000	400,000	-

*Base salaries for Messrs. Miller and Proctor have remained at the same level since January 1, 2015, and January 1, 2013, respectively.

Annual Cash Incentive Bonus. The Compensation Committee believes that annual cash incentive bonuses are a valuable element of overall executive officer compensation to motivate executive officers to achieve individual and corporate short-term and long-term strategic goals and objectives. Each NEO was eligible to receive an annual cash incentive bonus equal to 50% of his salary or annual base compensation.

To determine bonuses for 2017, the Compensation Committee considered our performance against each of the below financial and non-financial metrics. The financial metrics were selected based on their inclusion in the 2017 budget. The Compensation Committee did not assign any particular weighting to any one metric, but rather took them into consideration as a whole as an indication of the overall performance of the Company during 2017.

2017 Financial Metrics
●	Net income	●	Asset quality
●	Earnings per share	●	Deposit growth
●	Return on equity	●	Net interest margin
●	Return on assets	●	Non-interest income
●	Total shareholder return	●	Non-interest expense
●	Loan growth

2017 Non-Financial Metrics
●	Compliance with laws and regulations	●	Development/expansion of profitable products/services and delivery systems
●	Hiring proven leaders and managers to grow loans and deposits or develop, expand or improve operations and products and services and their delivery	●	Furtherance of or achievement of strategic goals and objectives
●	Opening new branches and loan production offices to profitably expand market presence	●	Market share growth

The Compensation Committee reviewed the Company’s and each NEO’s performance against the above performance metrics listed above, including an evaluation of financial performance after adjusting for the tax benefit which resulted from the Tax Cuts and Jobs Act of 2017 and total shareholder return (TSR). As a result of this holistic review, the Compensation Committee determined not to award any annual cash incentive bonuses or long-term equity incentive awards for 2017 performance. The Compensation Committee believed the decision not to pay any incentives to be appropriate, reflecting the fact that despite the Company meeting and/or exceeding certain internal goals (financial and non-financial), 2017 performance fell below the Board’s and our shareholders’ expectations in terms of TSR.

	2016 Annual Cash Incentive ($)	2017 Annual Cash Incentive ($)
Mr. Miller	400,000	-
Mr. Brolly	125,000	-
Mr. Christy(1)	-	-
Mr. Proctor	250,000	-
Mr. Buchanan	200,000	-

(1)	Excludes signing bonus.

From time to time, we offer signing bonuses to assist in recruiting top caliber executive officers to lead our company. In June 2017, as part of the compensation package offered to Charles Christy, he was provided a signing bonus of $100,000.
Long-Term Equity Incentive Awards

Restricted Stock Awards. Restricted stock awards are granted to executive officers from time to time to enhance the alignment of their objectives with those of shareholders in terms of building value, to provide an opportunity for increased levels of ownership by executive officers, to encourage executive officer retention through longer-term incentives, and to maintain competitive levels of total compensation. Historically, the Compensation Committee has awarded equity grants periodically and not on an annual basis as is more common in the marketplace. For instance, since 2013, equity, not including new hire awards, has only been awarded two times to NEOs, generally in consideration for prior year performance.

•	Equity Considerations in Early 2018 for 2017 Performance:

◦	As described above, when it determined not to pay annual cash incentives in early 2018 in light of 2017 performance, the Compensation Committee also determined not to issue equity awards to the NEOs.

•	Equity Granted in 2017 for 2016 Performance:

◦
The equity grants issued in June of 2017 were awarded to Messrs. Miller, Proctor, and Buchanan in light of strong Company performance in 2016. Performance highlights in 2016 which contributed to the decision included:

▪	Completed acquisition of American Enterprise Bank

▪	Increased revenue to $291 million, or 18.8% over prior year

▪	Grew non-interest income 10.5% to $141 million,

▪	Strong EPS performance of $1.50, a 9% and 23% increase over the three-year and five-year average periods, respectively,

▪	Grew Tangible Book Value from $12.66 to $13.26 per share,

▪	Grew Total assets 14.0%,

▪	Increased non-interest bearing deposits by 22.6%,

▪	Maintained strong credit quality

•	Net charge-offs to average loans of 0.13%

•	Satisfactory Non-performing asset ratio

▪	Opened 2 new retail branches,

▪	Opened 3 new mortgage offices, and

▪	Hired senior in-market executive to establish Wealth Management program and continue to build Trust relationships and assets under management

•	Structure of Future Long-Term Equity Incentive Awards:

◦	As described earlier, beginning with the 2018 performance year, the Compensation Committee redesigned the incentive plan to allow for payouts in cash and equity based on performance against pre-established performance criteria. Any equity awarded would be subject to 3-year vesting requirements. The Compensation Committee believes this to be an important step to strengthen the alignment of annual compensation to performance (short-and long-term), to align our plan with competitive market practices, and to subject a portion of the annual incentive payout to future stock price performance, which holds management accountable for decisions made during the prior performance year. In addition, the proposed 2018 Omnibus Incentive Plan prohibits paying dividends until the underlying equity actually vests.

More information regarding the restricted stock awards granted in 2017 for 2016 performance can be found in the 2017 Grants of Plan-Based Awards table and the Outstanding Equity Awards at 2017 Fiscal-Year End table.

Material Changes to Compensation Program in 2018

Based on feedback we received from our investor outreach efforts, we made changes to the current incentive compensation program with the intent of providing a more transparent and formulaic program featuring the following key elements:

–	Incentive plan payout funding will be determined by Company performance against pre-established financial goals established in early 2018.

–
The Compensation Committee selected and approved Return on Equity and Net Charge-offs to total loans, as the core financial metrics that will determine incentive payouts, if any. These metrics were selected due to strong alignment with our strategic plan, reinforcement of credit quality, and correlation to shareholder returns.

–
Once performance against the primary metrics is measured and the initial payout determined, the Compensation Committee retains the ability to modify initial funding, either up or down up to 20%, based on a holistic assessment of pre-determined strategic and market-based measures, including absolute and relative total shareholder return (TSR). The Compensation Committee believes this to be an important step in the decision-making process to allow for additional performance factors to be considered, including the shareholder experience for the year, to determine if performance against the core financial performance is truly indicative of actual Company performance.

–
Final payouts, if any, will be settled in a combination of cash and equity. Any equity granted will be subject to additional service-vesting requirements, providing long-term retention and alignment with shareholder interests.

–
The 2018 incentive compensation program introduces the concept of annual equity grants contingent on prior year performance subject to additional vesting criteria. The Compensation Committee believes this to be an important step to strengthen the alignment of annual compensation to performance (short-and long-term), align executive compensation with competitive market practices, and subject a portion of the annual incentive payout to future stock price performance, which holds management accountable for decisions made during the prior performance year.

–
The program design also introduces the concepts of threshold, target, and maximum performance and payout ranges. For instance, while each of the NEOs will continue to have a total incentive payout opportunity of 50% of base salary, the actual payouts will go up or down depending on performance against the pre-established performance goals (threshold, target and maximum). Payouts will fall below this amount, potentially to zero, if performance against the core financial metrics is below targeted levels of performance, and can exceed 50% of salary if performance surpasses targeted performance goals. Payouts relative to performance against the core metrics will be capped at 150% of each NEO’s incentive opportunity.

–
The final award amount will be adjusted by as much as 20%, up or down, based upon other financial and non-financial measures. The intent of this modifier is to allow for other factors to influence the Board’s decision-making process at year end, especially related to unplanned events arising during the year and the effectiveness of management’s response to any such events.

–
The 2019 proxy will describe this process in detail to ensure a clear and transparent accounting of the pre-established goals, how the Company performed against these goals, the adjustments to the calculated amount (if any), and the final payout calculation.

Previously, our incentive compensation program was based on our Committee’s discretionary assessment of Company and individual performance. By transitioning to an incentive compensation program that is measured on pre-determined goals with corresponding payouts that are capped, awarding equity on an annual basis, and requiring equity to be subject to additional vesting criteria, we believe our 2018 compensation program is aligned with market best practices and shareholder expectations.

Compensation Policies and Highlights

Our compensation programs include, among others, the following best practices:

What We Do
✓
The Compensation Committee designs our compensation program to provide competitive levels of compensation which take into account not only annual but long-term performance goals and the strategic objectives outlined in our strategic plan, all designed with the ultimate objective of improving shareholder value.

✓	The Compensation Committee has engaged an independent compensation consultant.
✓	We undertake a risk analysis of our compensation plans to determine whether our compensation programs are reasonably likely to have a material adverse effect on us.
✓	New for 2018: We maintain stock ownership guidelines for our executive officers and our non-employee directors.
✓
New for 2018:  Our insider trading policy prohibits our directors, officers and other employees from (i) holding company securities in a margin account or otherwise pledging company securities as collateral for a loan (with certain limited exceptions), and (ii) engaging in hedging transactions in the company’s securities.

✓	We provide our shareholders a “say-on-pay” advisory vote on an annual basis until the next required vote on the frequency of shareholder votes on executive compensation.
✓	The Compensation Committee is composed solely of independent directors.
✓	We maintain a compensation clawback policy.
✓	We grant options with an exercise price not less than fair market value on the date of grant.

What We Do Not Do
X	We do not encourage excessive risk-taking behavior through our compensation plans.
X
New for 2018:  Commencing in March 2018, we do not provide U.S. tax code Section 280G excise tax “gross ups” in our compensation programs, including in the new agreements entered into with Messrs. Miller and Proctor on March 8, 2018. We also removed the excise tax “gross-ups” from the executive continuity agreements with Messrs. Christy and Buchanan.

X	We do not provide any excessive perquisites to our NEOs.
X	No repricing of underwater stock options without shareholder vote.
X
New for 2018:  The change in control definition contained in the proposed 2018 Omnibus Incentive Plan is not a “liberal” definition that would be activated on mere shareholder approval of a transaction.

X	New for 2018: Our proposed 2018 Omnibus Incentive Plan prohibits payment of current dividends or dividend equivalents on unvested awards.
X	We do not guarantee salary increases or minimum bonuses.
X	We do not provide for uncapped bonuses.

Benefits and Perquisites

Perquisites. Perquisites comprise a small part of our total compensation package. The main perquisites we provide are the payment of country club dues and an automobile allowance or use of a company-owned automobile for selected officers. Although these perquisites involve incidental personal value, we believe they are reasonable and consistent with the overall compensation program to assist with attracting and retaining executive officers, and for interaction with customers and potential customers. We also provide signing bonuses from time to time to assist in recruiting top caliber executive officers to lead our company, such as the signing bonus paid to Mr. Christy when he joined the Company in 2017.

Broad-Based Welfare and Retirement Benefits. The purpose for welfare and retirement benefits is to ensure our compensation packages are competitive and to provide an opportunity for retirement savings. We maintain a number of broad-based welfare benefit plans that are available to all of our employees, including group medical, dental, disability, and life insurance plans, some of which are contributory. Our named executive officers may participate in these plans. We also offer our employees, including the named executive officers, participation in a tax-qualified defined contribution 401(k) plan, which allows savings for retirement on a tax deferred basis.

Employment and Executive Continuity Agreements. The Company is party to employment agreements or executive continuity agreements with each of our NEOs, which serve as a retention tool as well as providing protection for the Company following a termination of employment through various non-competition covenants. The executive continuity agreements with Messrs. Christy and Buchanan encourage such executive officers to continue their employment with Fidelity following a change of control. Each agreement ensures that the executive will maintain his salary and the method for calculating incentive compensation following a change of control for a period of time up to one year and will continue to have the benefit of incentive or other programs generally available to executives. Detailed information regarding these agreements and the benefits they provide is included under “Potential Payments Upon Termination of Employment or Change in Control” later in this Proxy Statement.

Salary Continuation Agreements. On December 23, 2014, the Bank entered into Salary Continuation Agreements (“SERP Agreements”) with certain officers of the Bank, including three of the NEOs, which became effective as of January 1, 2015. The Compensation Committee believes that the SERP Agreements are an important element in retaining our executive team by providing a guaranteed level of income following their retirement with us. Additional information regarding these agreements is included under “Nonqualified Deferred Compensation” later in this Proxy Statement.

Officer Split Dollar Agreements. In January 2015, the Bank entered into split dollar agreements and endorsements to provide for the division of death proceeds under certain life insurance policies owned by the Bank on the lives of certain officers of the Bank (including Messrs. Proctor, Buchanan, and Brolly) with each such officer’s designated beneficiaries (the “Officer Split Dollar Agreements”). The Bank has the right to exercise all incidents of ownership of the life insurance policies and may terminate such policies without the consent of the officers. The Bank maintains at all times ownership of the cash value of the insurance policies. Under the Officer Split Dollar Agreements, if the officer dies prior to termination of his employment with the Bank, the officer’s designated beneficiary will be entitled to a benefit equal to the accrued liability at retirement from the officer’s SERP, limited to 100% of the Net Amount at Risk insurance portion of the proceeds. For purposes of the Officer Split Dollar Agreements, “Net Amount at Risk” means the difference between the total death proceeds payable under the insurance policies less the aggregate cash value of the policies measured as of the date giving rise to the need for such calculation. The officer’s rights under each Officer Split Dollar Agreement may be reduced or eliminated if he fails to cooperate with the Bank or the insurer with regards to the policies. In addition, no benefits will be paid if the officer commits suicide or if the insurer denies coverage for any reason; provided, however, that the Bank will evaluate the reasons for denial and, upon advice of legal counsel and in its sole discretion, consider judicially challenging such denial.

Gap Coverage Split Dollar Agreements. During the first quarter of 2015, the Bank entered into additional split dollar agreements and endorsements to provide for the division of death proceeds under certain life insurance policies owned by the Bank on the lives of Messrs. Miller, Proctor, and Buchanan with each such named executive officer’s designated beneficiaries (the “Gap Coverage Split Dollar Agreements”). The purpose of the Gap Coverage Split Dollar agreements is to fund any shortfall between the amount of benefits payable under certain life insurance policies obtained by the Bank in the 1990’s insuring the lives of these named executive officers and the amount of life insurance benefits the employment agreements with these named executive officers provide are to be paid to such named executive officers’ beneficiaries upon death. The Bank may replace the life insurance policies with comparable policies to cover the benefits under the Gap Coverage Split Dollar Agreements. Each Gap Coverage Split Dollar Agreement will terminate if the named executive officer makes a material misstatement, or upon distribution of the life proceeds.

Other Compensation and Governance Policies

Stock Ownership Guidelines

In March 2018, stock ownership guidelines were implemented for senior executives, including the Named Executive Officers, and the non-employee directors. The guidelines establish a minimum level of stock ownership, expressed as a multiple of base salary for executive and a multiple of the annual cash retainer for Directors, which is expected to be achieved within five years. The stock ownership guidelines are as follows:

Messrs. Miller and Proctor	6x base salary
Other Named Executive Officers	2x base salary
Non-Employee Directors	5x annual cash retainer

Elimination of Excise Tax Gross-Ups

In March 2018, we renewed the employment agreements with each of James B. Miller, Jr. and H. Palmer Proctor, Jr., but removed the excise tax gross-up provision in each such agreement. Similarly, we amended the executive continuity agreements with each of Charlie Christy and David Buchanan to remove the excise tax gross-up provision in their agreements.

Clawback Policy

We maintain a clawback policy, which provides that in the event that the Company is required to prepare an accounting restatement due to its material noncompliance with financial reporting requirements under the U.S. securities laws, the Company will, to the extent permitted by governing law, require reimbursement of compensation, in accordance with the Company’s policy, from each executive officer who, at any time after the effective date of the policy and during the three-year period preceding the date on which the Company is required to prepare the accounting restatement, (i) received payment of non-equity incentive compensation, or (ii) realized compensation from equity awards, in either case based on the erroneous financial data, regardless of whether the executive officer engaged in misconduct or otherwise caused or contributed to the requirement for the restatement.

The amount of any such non-equity incentive compensation to be recovered shall be equal to the excess of (i) the amount paid to each executive officer calculated by reference to the erroneous financial data, over (ii) the amount that would have been paid to the executive officer calculated by reference to the corrected financial data.

For the purpose of any such equity award earned based upon the erroneous data, the amount to be recovered shall be equal to the excess of (i) the number of shares (or equivalent value) earned by each executive officer calculated by reference to the erroneous financial data, over (ii) the number of shares (or equivalent value) that would have been earned by the executive officer calculated by reference to the corrected financial data, or such other recovery calculation as may hereafter by specified in final regulations issued by the SEC under the Dodd Frank Act.

Hedging, Pledging, and Insider Trading Policy

In 2018, we amended our insider trading policy to prohibit our directors, officers and other employees from (i) holding company securities in a margin account or otherwise pledging company securities as collateral for a loan (except with respect to securities pledged as of January 1, 2018), and (ii) engaging in hedging transactions in the company’s securities. Our insider trading policy also prohibits our employees, officers, and directors from purchasing or selling our securities while in possession of material nonpublic information. In addition to prohibiting any future pledging activity, the Company does not allow any pledged stock to be used to meet any stock ownership and holding requirements.
Summary Compensation Table
The following table sets forth the annual total compensation paid by Fidelity and its subsidiaries for 2017, 2016, and 2015 to our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings($) (2)	All Other Compensation ($)(3)	Total($)
James B. Miller, Jr. Chairman and Chief Executive Officer	2017 2016 2015	800,000 800,000 800,000	- - -	2,931,250 2,233,750 -	- 400,000 400,000	997,243 968,060 997,048	126,409 196,669 120,814	4,854,902 4,598,479 2,317,862
Stephen H. Brolly Executive Vice President of Finance; Former Chief Financial Officer (4)	2017 2016 2015	250,000 250,000 250,000	- - -	- 446,750 -	- 125,000 125,000	58,816 27,966 -	11,824 36,459 14,097	320,640 886,175 389,097
Charles D. Christy Chief Financial Officer	2017	186,923	100,000(5)	99,992	-	-	5,250	392,165
H. Palmer Proctor, Jr. President	2017 2016 2015	500,000 500,000 500,000	- - -	1,758,750 1,340,250 -	- 250,000 250,000	142,894 137,592 143,910	24,306 91,089 47,438	2,425,950 2,318,931 941,348
David Buchanan Vice President	2017 2016 2015	400,000 400,000 400,000	- - -	1,172,500 893,500 -	- 200,000 200,000	338,857 329,239 339,671	21,347 73,812 47,845	1,932,704 1,896,551 987,516
(1)In accordance with SEC rules, the stock award column reflects the aggregate grant date fair value of restricted stock granted during the applicable year computed in accordance with FASB ASC 718. The grant date fair value of the restricted shares granted in 2017 and 2016 was based on the closing price of our Common Stock on the date of grant.

(2)	Reflects the aggregate change in the actuarial present value of the NEO’s accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans).

(3)	Reflects the following for 2017:

	Company Car ($)	Insurance Premiums ($)	401(k) Matching Contribution ($)	Health Savings Account ($)	Club Dues ($)	Total ($)
Mr. Miller	12,515	113,894	-	-	-	126,409
Mr. Brolly	-	2,224	8,100	1,500	-	11,824
Mr. Christy	-	-	4,500	750	-	5,250
Mr. Proctor	1,630	7,919	8,100	1,500	5,156	24,305
Mr. Buchanan	1,174	10,573	8,100	1,500	-	21,347

(4)	Mr. Brolly resigned from his CFO position effective June 26, 2017. Mr. Brolly did not receive any severance in connection with his termination of employment in January 2018.

(5)	Reflects Mr. Christy’s signing bonus paid in connection with his commencement of employment with us on June 26, 2017.
Employment Agreements. Fidelity and the Bank entered into an employment agreement in December 2014 with James B. Miller, Jr. as Chairman and Chief Executive Officer of Fidelity and Chairman of the Bank and with H. Palmer Proctor, Jr., as President of Fidelity and President and Chief Executive Officer of the Bank, in each case for a three-year period effective January 1, 2015. The Compensation Committee approved the renewal of the employment agreements with Messrs. Miller and Proctor on March 8, 2018 (which renewed agreement no longer provides for an excise tax gross-up payment for purposes of Code Section 280G). The term of each agreement is subject to extension upon mutual agreement; provided, however, that in the event of a change in control, the term of each agreement will automatically be extended until the earlier of the third anniversary of such change in control or the executive’s termination of employment. The employment agreements provide for a base salary for each of Messrs. Miller and Proctor of $800,000 and $500,000 per year, respectively, and provide that each of Messrs. Miller and Proctor will be eligible for incentive compensation in an amount as determined by the Compensation Committee following its evaluation of corporate and individual performance during the applicable calendar year. The employment agreements provide that, during the period commencing on the date that is one year prior to a change of control and ending at the end of the employment period, each of Messrs. Miller and Proctor: (i) will receive a base salary equal to the greater of the highest base salary in effect during the 12 months prior to the date that is one year prior to a change of control and the highest base salary in effect during the year prior to a change of control; (ii) will receive incentive, retirement and other benefit opportunities no less favorable, in the aggregate, than those provided by Fidelity during the one year prior to the change in control; and (iii) the method of calculating incentive compensation during the employment period after a change in control may not be changed in any manner that would result in the executive receiving less total incentive compensation from the maximum amount that would have been paid using the methods of calculating incentive compensation in effect prior to the change in control.

The employment agreements provide that Fidelity will indemnify Messrs. Miller and Proctor and advance expenses incurred by them in any proceeding brought against them as a director or officer of Fidelity to the fullest extent permitted under the Articles of Incorporation and Bylaws of Fidelity and the Georgia Business Corporation Code. In the event of a dispute relating to the agreement, Fidelity agrees to pay or reimburse Messrs. Miller and Proctor for all legal fees and expenses incurred, irrespective of the disposition of the dispute, provided that the reasonableness of the fees must be determined by an independent arbitrator, using standard legal principles.

Grants of Plan-Based Awards for 2017
The table below summarizes all grants of plan-based awards to the named executive officers in 2017 for performance in 2016:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards($)(2)
James B. Miller, Jr.	06/15/17	125,000	2,931,250
Stephen H. Brolly	-	-	-
Charles D. Christy	06/26/17	4,454	99,992
H. Palmer Proctor, Jr.	06/15/17	75,000	1,758,750
David Buchanan	06/15/17	50,000	1,172,500

(1)
Reflects restricted stock awarded under the 2006 Equity Incentive Plan as amended. The restricted stock awards vest one-third per year for three years beginning on the first anniversary of the grant date, subject to the executive’s continued employment with us (with limited exceptions for termination of employment due to death, disability, retirement, and change in control).

(2)
The aggregate grant date fair value of grants of restricted stock is calculated in accordance with FASB ASC Topic 718, based on the closing price of a share of the Company’s Common Stock as quoted on the NASDAQ Global Select Market at close of business of grant date ($23.45).

Outstanding Equity Awards at December 31, 2017
The following table sets forth the outstanding equity awards at December 31, 2017, for the named executive officers:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (6)
James B. Miller, Jr.	208,335 (1)	4,541,703
Stephen H. Brolly	16,666 (2)	363,319
Charles D. Christy	4,455 (3)	97,119
H. Palmer Proctor, Jr.	125,000 (4)	2,725,000
David Buchanan	83,334 (5)	1,816,681

(1)	41,667 shares vest on each of January 21, 2018, June 15, 2018, January 21, 2019, June 15, 2019, and June 15, 2020.

(2)	16,666 shares vested on January 1, 2018.

(3)	1,485 shares vest on each of June 26, 2018, June 26, 2019, and June 26, 2020.

(4)	25,000 shares vest on each of January 21, 2018, June 15, 2018, January 21, 2019, June 15, 2019, and June 15, 2020.

(5)	16,666 shares vest on January 22, 2018, and 16,667 shares vest on January 21, 2019, June 15, 2018, June 15, 2019, and June 15, 2020.

(6)	The market value is based on the closing price of the Company’s Common Stock on December 31, 2017 ($21.80).

Option Exercises and Stock Vested for 2017
The table below sets forth the value realized upon exercising stock options and vesting of restricted stock awards for the named executive officers during 2017.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
James B. Miller, Jr.	50,000	638,500	41,667	$ 987,925
Stephen H. Brolly	-	-	8,334	197,599
Charles D. Christy	-	-	-	-
H. Palmer Proctor, Jr.	-	-	50,000	1,165,500
David Buchanan	-	-	41,667	967,925

(1)
Represents the value realized on exercise by multiplying the number of options exercised by the difference between the exercise price and the fair market value of the Company’s Common Stock on the exercise date.

(2)	Represents the value realized by multiplying the number of restricted stock awards vesting by the closing price of the Company’s Common Stock on the date of vesting.

Pension Benefits

The following table presents selective retirement benefit information for 2017 for each named executive officer that was a participant in the Salary Continuation Plan.

Name	Plan Name	Number of years of credited service	Present value of accumulated benefit ($) (2)	Payments during 2017
James B. Miller, Jr.	Salary Continuation Agreement	3.00	2,962,548	-
Stephen H. Brolly	Salary Continuation Agreement	3.00	128,783	-(3)
Charles D. Christy		-	-	-
H. Palmer Proctor, Jr.	Salary Continuation Agreement	3.00	344,717	-
David Buchanan	Salary Continuation Agreement	3.00	969,757	-

(1)
Credited service years under the SERP Agreements differ from years of actual service with the Company. Vesting under the SERP agreements is based on years of service since employment and the formula used to calculate accumulated benefits under ASC 710 is based on years of plan participation. Each named executive officer’s actual number of years of service with the Company is: Mr. Miller, 41; Mr. Brolly, 11; Mr. Proctor, 28; and Mr. Buchanan, 22.

(2)	The SERP Agreements are accounted for utilizing ASC 710 with a discount rate of 3.84% as of December 31, 2017.

(3)	Mr. Brolly vested as to 60% of his accrued benefit in connection with his termination of employment in January 2018.

The SERP Agreements between the Bank and Messrs. Proctor, Buchanan, and Brolly provide that each such NEO will receive annual payments of $300,000, $250,000, and $100,000, respectively, upon attaining the age of 65 (“normal retirement age”), with such payments payable monthly over a period of 180 months (15 years). The SERP Agreement between the Bank and Mr. Miller provides that upon attaining the age of 80 (“eligible age”), Mr. Miller is entitled to a single lump sum payment equal to the present value of an annual benefit of $500,000, based on the assumption that the annual benefit is payable for 15 years in equal monthly installments at the beginning of each month. Each named executive officer is also entitled to certain payments upon termination of employment prior to attaining the age to receive the benefit described above, or in the event of a change in control prior to attaining such age, as follows:

•
Unless a change in control has previously occurred, upon the executive’s termination of employment prior to normal retirement age or eligible age, as applicable, for reasons other than death or termination without cause, Fidelity will pay to the executive (i) in the case of Messrs. Proctor, Buchanan, and Brolly, a fixed amount that fully amortizes the “accrual balance” (which is the liability that should be accrued by Fidelity under GAAP) (to the extent vested, in the case of Mr. Brolly, as described below) existing at the end of the month immediately before the month in which termination of employment occurs, amortizing that accrual balance over 180 months and taking into account interest at the discount rate or rates established by the administrator, which benefit will be paid in equal monthly installments on the first day of the month, beginning with the later of (x) the seventh month after the executive’s termination of employment, or (y) the month immediately after the month in which the executive attains normal retirement age or eligible age, as applicable. The benefit will be paid to the executive in monthly installments for 180 months; or (ii) or in the case of Mr. Miller, an amount equal to the accrual balance, paid in a single lump sum on the first day of the seventh month after the month in which his termination of employment occurs.

•	If the executive’s employment is terminated by Fidelity for “cause” (as defined in the SERP Agreement), then no benefit will be paid.

•
If the executive dies prior to normal retirement age or eligible age, as applicable, then the executive’s beneficiary will be entitled to an amount equal to the accrual balance (to the extent vested, in the case of Mr. Brolly, as described below) existing as of the executive’s death, paid in a single lump sum.

•
Upon the occurrence of a change in control occurs prior to the executive reaching normal retirement age or eligible age, as applicable, and prior to a termination of employment, Fidelity will pay to the executive an amount equal to the accrual balance in a single lump sum on the date of the change in control.

Mr. Brolly’s SERP Agreement provides that any payment due in the event of an early termination (other than a termination by reason of disability) is subject to vesting, with 20% vested until May 21, 2017, 40% vested thereafter until May 21, 2018, 60% thereafter until May 21, 2019, 80% vested thereafter until May 21, 2020, and 100% vested on and after May 21, 2021.

The payment of the benefits to each NEO is subject to forfeiture provisions if such named executive officer’s employment is terminated with cause, or if such named executive officer makes any material misstatement of fact on any application or resume provided to Fidelity or on any application for benefits provided by Fidelity, or is subject to a final removal, or prohibition order issued by an appropriate federal banking agency under the Federal Deposit Insurance Act.

2017 Nonqualified Deferred Compensation

The following table sets forth the nonqualified deferred compensation transactions for the year ended December 31, 2017, and the aggregate balance at December 31, 2017, for the named executive officers:

Name	Executive contributions in last FY ($)(1)	Company contributions in last FY ($)(2)	Aggregate earnings in last FY ($)	Aggregate balance at last FY(3) ($)
James B Miller, Jr.	-	-	-	-
Stephen H. Brolly	-	-	-	-
Charles D. Christy	-	-	-	-
H. Palmer Proctor, Jr.	-	-	-	-
David Buchanan	132,000	-	195,414	1,825,655

(1)	Mr. Buchanan’s contribution to the plan is included in the amount reported as “Salary” in the Summary Compensation Table for fiscal year 2017.

(2)
There were no Company contributions during the year ended December 31, 2017. Pursuant to the terms of Mr. Christy’s offer letter, the Company will make an annual contribution of $100,000 to his deferred compensation account, with the first such contribution made in January 2018.

(3)
Includes amounts previously reported in the Summary Compensation Table, in the previous years when earned if that executive officer’s compensation was required to be disclosed in a previous year. Amounts previously reported in such years include previously earned, but deferred, salary and non-equity incentive plan compensation.

The Company maintains a nonqualified deferred compensation plan for executive officers pursuant to which they have an opportunity to defer amounts in addition to that which may be deferred under the 401(k) Plan. Under the nonqualified deferred compensation plan, the Board or its designee specifies the employees eligible to participate in the plan and the effective date and period of each such employee’s eligibility to participate. The amount deferred by the participant is deducted each pay period in which the participant has compensation during the period of participation. Upon written notice by December 31st each year, a participant may increase, decrease, or discontinue the deferral election for the following year. A participant’s interest in the account is 100% vested and non-forfeitable.

The participant’s account is credited with earnings (or losses) determined assuming the amounts credited to the account were invested in the investment funds the participant has selected from the funds made available from time to time under the plan for such purpose.

Unless the participant has specified a date for the commencement of distributions, on the participant’s termination of service with, or retirement from, the Company, the amounts credited to the account will be paid in accordance with the most recent effective payment election filed by the participant, commencing as soon as feasible after such termination of service or retirement; provided that any amounts payable to a “specified employee” (as defined in Section 409A) will be delayed for at least six months following his termination of employment (or, if earlier, the date of such participant’s death). If the participant becomes disabled, or upon the death of the participant, then his or her account balance will be paid out in a lump sum as soon as practical after such disability or death, as the case may be.

In no event will a distribution of any part of a participant’s account be made prior to the earliest of (i) the participant’s termination of service unless the participant has specified a later date in an election then in effect, (ii) the date specified by the participant in the most recent election then in effect, (iii) the date the participant becomes disabled, (iv) the death of the participant, or (v) the occurrence of an unforeseeable emergency.

At the end of each year, the Board (or its designee) determines whether there will be an employer contribution credit for the year. Such determination is made on an individual participant basis, with the Board having absolute discretion to determine whether an individual participant will be credited with an employer contribution, the amount of such contribution, and the conditions the participant must satisfy to be credited with such contribution. Although the plan permits Company contributions, there have been no Company contributions to this plan for the past five years, with the exception of $100,000 contributed to Mr. Christy’s deferred compensation account in January 2018, per the terms of his offer letter.

Potential Payments Upon Termination or Change in Control

As described earlier in this Proxy Statement, the Company has entered into agreements and maintains plans that may require the Company to make payments and/or provide benefits to our named executive officers in the event of termination of employment or a change in control. The paragraphs below summarize the material terms of such agreements with our named executive officers. Mr. Brolly separated from the Company effective January 1, 2018. Following his separation with the Company, Mr. Brolly was no longer entitled to the benefits described below.

Employment Agreements. The Company maintains an employment agreement with each of Messrs. Miller and Proctor.

Termination without Cause; Resignation for Good Reason. Pursuant to the terms of the employment agreement, if Fidelity terminates the executive for any reason other than for cause, death, or total disability, or if the executive terminates employment for good reason, then the executive will receive, upon execution of a general release of claims, the following severance benefits:

•	a severance payment equal to three times his “final compensation,” less the Employment Agreement Restrictive Covenant Payment (defined below), paid in installments over a 36-month period;

•	outplacement services up to a total cost of $20,000 for up to two years, or until the executive obtains full-time employment, whichever comes first;

•	continued participation in Fidelity’s employee benefit programs for 18 months after the date of termination on the same basis as other executives; and

•
a payment as additional consideration for the restrictive covenants in the employment agreement equal to 60% of the executive’s base salary for each year or portion thereof during 18-month restricted period, paid in installments over a 36-month period (the “Employment Agreement Restrictive Covenant Payment”).

For purposes of the employment agreements, the term “final compensation” means (i) base salary if the termination of employment occurs more than one year prior to a change of control, or (ii) the highest of the executive’s compensation for the 12 month period immediately preceding a change of control, the executive’s base salary in effect immediately preceding the change of control, or the executive’s base salary set at any time during the employment period if the termination occurs within one year of a change of control.

As of December 31, 2017, if any of the benefits received by the executive under the agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), then each of Messrs. Miller and Proctor would be entitled to receive an additional payment in an amount such that after payment of all taxes, the executive retains an amount equal to the Excise Tax imposed on the benefits. As discussed above, this gross-up payment was eliminated from the new agreements entered into with Messrs. Miller and Proctor in March 8, 2018.

Termination for Cause; Voluntary Resignation; Death; Disability. Pursuant to the terms of the employment agreement, if Fidelity terminates the executive for cause, or by reason of his death or total disability, or the executive terminates employment without good reason, then the executive will not be entitled to any compensation under the agreement other than the Employment Agreement Restrictive Covenant payment.

Restrictive Covenants. The employment agreements provide that if the executive’s employment is terminated for any reason other than by Fidelity, then for a period of 18 months after such termination, he will not engage in a competitive business within a 50 mile radius of Fidelity’s headquarters in Atlanta. If the executive’s employment is terminated for any reason, then for a period of 18 months after such termination, the executive will not solicit customers or employees of Fidelity, and will not disclose any confidential information of Fidelity.

Life Insurance Policies. The employment agreements provide that Fidelity will maintain during the executive’s lifetime, regardless of the termination of his employment or employment agreement for any reason, insurance policies in the aggregate face amount of $8.0 million, in the case of Mr. Miller, and $1.5 million, in the case of Mr. Proctor, payable to his designated beneficiaries or his estate.

Executive Continuity Agreements. The Company maintains an executive continuity agreement with each of Messrs. Brolly, Buchanan and Christy.

Termination without Cause; Resignation for Good Reason. If, during the one year prior to or following a change in control, the executive is terminated other than for cause, death, or total disability or the executive terminates his employment for good reason, the executive will, upon execution of a general release of claims, receive the following severance benefits:

•	an amount equal to one time his “final compensation” (as defined above) less the Continuity Agreement Restrictive Covenant Payment (as defined below), paid in installments over a 12-month period;

•	in the case of Mr. Buchanan, continued participation in Fidelity’s employee benefit programs for 12 months after the date of termination on the same basis as other executives;

•
in the case of Messrs. Brolly and Christy, Fidelity will fully subsidize the otherwise required premium payment for any health care continuation coverage (e.g., COBRA), which is required by applicable law for a period of six months, and if such termination occurs within one year after a change of control, then Fidelity will subsidize such payments for a period of 12 months;

•	in the case of Mr. Buchanan, the life insurance policy in the face amount of $500,000 payable to Mr. Buchanan’s beneficiaries will be maintained;

•	outplacement services up to a total cost of $20,000 for up to two years; and

•
a payment as additional consideration for the restrictive covenants in his employment agreement equal to 40% of his base salary for each year or portion thereof during 18-month restricted period, paid in installments over a 12-month period (the “Continuity Agreement Restrictive Covenant Payment”).

As of December 31, 2017, if any of the benefits received by the executive under the agreement would be subject to the Excise Tax, then each of Messrs. Brolly and Buchanan would be entitled to receive an additional payment in an amount such that after payment of all taxes, the executive retains an amount equal to the Excise Tax imposed on the benefits. As discussed above, the Company amended the continuity agreements with each of Messrs. Buchanan and Christy on March 8, 2018, to remove the gross-up payment.

Termination for Cause; Voluntary Resignation; Death; Disability. Pursuant to the terms of the continuity agreements, if Fidelity terminates the executive for cause, or by reason of his death or total disability, or the executive terminates employment without good reason, then the executive will not be entitled to any additional compensation under the agreement other than the Continuity Agreement Restrictive Covenant payment.

Restrictive Covenants. The continuity agreements provide that if the executive’s employment is terminated for any reason, then for a period of 12 months after such termination, he will not engage in a competitive business within a 50 mile radius of Fidelity’s headquarters in Atlanta. If the executive’s employment is terminated for any reason, then for a period of 12 months after such termination, the executive will not solicit customers or employees of Fidelity, and will not disclose any confidential information of Fidelity.

Equity Awards. Pursuant to the agreements evidencing awards granted under the Equity Incentive Plan, as amended (the “Equity Plan”) upon the executive’s death or disability, an amount equal to 33 1/3% more than the amount at which the Award was vested on the date of termination shall vest on the date of termination up to a maximum of 100% vested. Upon the occurrence of a change in control, the Compensation Committee may, but is not required to, accelerate the vesting of outstanding restricted stock awards.

Estimated Payments to Named Executive Officers upon Termination of Employment under Various Circumstances or a Change in Control. The following tables set forth the estimated value of the payments and benefits described above to each of our NEOs upon termination of employment under various circumstances or a change in control. The amounts shown assume that the triggering events occurred on December 31, 2017. Messrs. Miller, Brolly, Buchanan, and Proctor will also be entitled to amounts under the Salary Continuation Agreements Plan as described in the Pension table on page 31 of this Proxy Statement. Mr. Brolly terminated employment with the Company on January 1, 2018, and will no longer be entitled to the benefits described in this table.

Name	Termination without Cause or Resignation for Good Reason (With CIC)(1)($)	Termination without Cause or Resignation for Good Reason (No CIC)(4)($)	Termination for Cause; Voluntary Resignation ($)	Death or Disability ($)	Change in Control (No Termination of Employment) ($)
James B. Miller, Jr.
Severance Payment	2,400,000	2,400,000	-	-	-
NonCompete Payment	-	-	480,000	-	-
Benefit Plan Continuation	23,127	23,127	-	-	-
Outplacement Services	20,000	20,000	-	-	-
Acceleration of Equity Awards(2)	4,541,659(3)	-	-	1,211,077	4,541,659(3)
280G Gross-Up Payment	-	-	-	-	-
Total	6,984,786	2,443,127	480,000	1,211,077	4,541,659
Stephen H. Brolly
Severance Payment	250,000	-	-	-	-
NonCompete Payment	-	-	-	-	-
Benefit Plan Continuation	19,356	-	-	-	-
Outplacement Services	20,000	-	-	-	-
Acceleration of Equity Awards(2)	363,319(3)	-	-	242,198	363,319(3)
280G Gross-Up Payment	-	-	-	-	-
Total	652,675	-	-	242,198	363,319

Name	Termination without Cause or Resignation for Good Reason (With CIC)(1)($)	Termination without Cause or Resignation for Good Reason (No CIC)(4)($)	Termination for Cause; Voluntary Resignation ($)		Death or Disability ($)	Change in Control (No Termination of Employment)($)
Charles D. Christy
Severance Payment	360,000	-	-	-	-	-
NonCompete Payment	-	-	-	-	-	-
Benefit Plan Continuation	8,976	-	-	-	-	-
Outplacement Services	20,000	-	-	-	-	-
Acceleration of Equity Awards(2)	97,097(3)	-	-	-	-	97,097(3)
280G Gross-Up Payment	-	-	-	-	-	-
Total	495,049	-	-	-	-	97,097
H. Palmer Proctor, Jr.
Severance Payment	1,500,000	1,500,000	-		-	-
NonCompete Payment	-	-	300,000		-	-
Benefit Plan Continuation	24,021	24,021	-		-	-
Outplacement Services	20,000	20,000	-		-	-
Acceleration of Equity Awards(2)	2,725,000(3)	-	-		726,659	2,725,000(3)
280G Gross-Up Payment	-	-	-		-	-
Total	4,269,021	1,544,021	300,000		726,659	2,725,000
David Buchanan
Severance Payment	400,000	-	-		-	-
NonCompete Payment	-	-	-		-	-
Benefit Plan Continuation	12,073	-	-		-	-
Outplacement Services	20,000	-	-		-	-
Acceleration of Equity Awards(2)	1,816,659(3)	-	-		484,418	1,816,659(3)
280G Gross-Up Payment	-	-	-		-	-
Total	2,260,805	-	-		484,418	1,816,659

(1)	Assumes that Messrs. Brolly, Buchanan, and Christy incur a qualifying termination within one year prior to, or one year following, a change in control.

(2)	Value reflects outstanding shares of restricted stock multiplied by a closing stock price of $21.80 on December 31, 2017.

(3)	Assumes that the Compensation Committee elects to accelerate the vesting of outstanding equity awards.

(4)	Assumes that Messrs. Brolly, Buchanan, and Christy incur a qualifying termination more than one year prior to, or more than one year following, a change in control.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is composed entirely of non-employee directors, each of whom has been determined in the Board’s business judgment to be independent based on the NASDAQ independence standards.

The Compensation Committee has reviewed Fidelity’s Compensation Discussion and Analysis for the fiscal year ended December 31, 2017, and has discussed the contents with management.

Based upon the review and discussion noted above, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the 2017 Annual Report. The Compensation Discussion and Analysis sets forth the committee’s (1) description of each senior executive officer compensation plan and explanation of how each named executive officer compensation arrangement does not encourage the senior executive officers to take unnecessary and excessive risks that threaten the value of the financial institution, (2) identification of the employee compensation plans and explanation of how any unnecessary risks posed by the plans have been limited, and (3) explanation of how the employee compensation plans do not encourage the manipulation of reported earnings to enhance the compensation of any employee.

Kevin S. King, Esq., Chairman
Major General (Ret) David R. Bockel
Dr. Donald A. Harp, Jr.
Rankin M. Smith, Jr.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Miller, our Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2017, our last completed fiscal year:

•	The median of the annual total compensation of all employees of the Company (other than our Chief Executive Officer) was $54,056; and

•	The annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table presented elsewhere in this Proxy, was $4,854,902.

Based on this information, for the 2017 fiscal year, the ratio of the annual total compensation of Mr. Miller, our Chief Executive Officer, to the median of the annual total compensation of all employees was 90 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustment and estimates that we used were as follows:

•	We selected December 1, 2017, as the date upon which we would identify the “median employee.”

•
The Compensation Committee identified the median employee by examining the 2017 total cash compensation of all individuals who were employed by the Bank on December 31, 2017, (whether employed on a full-time, part-time, or seasonal basis).

•	After identifying the median employee, the annual total compensation for such employee was calculated using the same methodology used for the NEOs as set forth in the 2017 Summary Compensation Table.

PROPOSAL # 2 - ADVISORY (NON-BINDING) VOTE TO APPROVE
EXECUTIVE COMPENSATION

We are asking the shareholders to vote, on an advisory basis, to approve the compensation of our Chairman and principal executive officer, our principal financial officer, and two other executive officers (the “named executive officers”) as disclosed in this Proxy Statement in accordance with the rules of the SEC and Section 14A of the Exchange Act. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation agreements and practices described in this Proxy Statement. This vote is advisory and is, therefore, not binding on us or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation.

Because the Board believes that the compensation of our named executive officers as described in “Executive Compensation” appropriately addresses the Company’s objectives in connection with executive compensation, it recommends that the shareholders approve the following advisory resolution:

RESOLVED that the shareholders approve the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, executive compensation tables, and narrative discussion included in this Proxy Statement, pursuant to Item 402 of SEC Regulation S-K.

Recommendation
The Board of Directors recommends a vote “FOR” this proposal.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee of the Board of Directors are Kevin S. King, Esq. (Chairman), Major General (Ret) David R. Bockel, Dr. Donald A. Harp, Jr., and Rankin M. Smith, Jr. No member of the Compensation Committee is or was an officer or employee of Fidelity or any subsidiary. There are no Compensation Committee interlocks between Fidelity and other entities involving Fidelity’s executive officers and members of the Board of Directors who serve as executive officer or board member of such other entities, other than the following: H. Palmer Proctor, Jr. serves on the compensation committee of the board of directors of Choate Construction Company, of which Wm. Millard Choate serves as President. Both Mr. Proctor and Mr. Choate serve on our Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Fidelity has a written related person transaction policy that governs the identification, approval, ratification, and monitoring of any transaction that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act of 1933. The Board of Directors of Fidelity must approve all such transactions under the policy. No member of the Board of Directors may participate in any review or approval of a transaction with respect to which such member or any of his family members is a related person.

During 2017, the Bank paid $1,775,000 to Choate Construction Company, of which Mr. Choate, a director in 2017, is the President and a shareholder. The payments were in connection with remodeling or renovating branches for the Bank. This amount represents less than 0.2% of Choate Construction Company’s total annual revenue. Of that amount, the Choate Construction Company received just $320,000 in construction management fees, and the balance was passed through to independent contractors managed by, but not related to, Choate. The Board of Directors approved the transactions, with Mr. Choate abstaining, determining that they were made on terms no less favorable than the terms generally available to an unaffiliated third party under the same or similar circumstances, and complied with Fidelity’s established policy. After review of the facts, it has been determined that Mr. Choate is still considered independent under the NASDAQ Marketplace Rule.

The Bank has had, and expects to have in the future, loans and other banking transactions in the ordinary course of business with directors (including our independent directors) and executive officers of Fidelity and its subsidiaries, including members of their families, or corporations, partnerships, or other organizations in which such officers or directors have a controlling interest. These loans are made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such loans do not involve more than the normal risks of repayment nor present other unfavorable features. As of December 31, 2017, the Bank had loan commitments to executive officers and directors and their controlled entities aggregating approximately $4,152,000, with $3,423,000 loans outstanding.

CODE OF ETHICS

The Board of Directors of Fidelity has adopted a Conflict of Interest/Code of Ethics Policy (the “Code”) applicable to all of its directors and employees, including its Chief Executive Officer and each of its senior financial officers, which complies with applicable regulations under the federal securities laws and the NASDAQ Marketplace Rules. The Code is available under the Investor Relations section of our website at www.fidelitysouthern.com. Fidelity intends to disclose any amendment or waiver to the Code by posting such information on its website.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table reflects the number of shares of Common Stock beneficially owned as of March 5, 2018, by (1) each person known to be the beneficial owner of more than five percent of the Common Stock, (2) each director, (3) each named executive officer, and (4) all directors and executive officers as a group.

Unless otherwise indicated, each of the named individuals and each member of the group have sole, or shared voting power, or investment power with respect to the shares shown. Unless otherwise indicated, the address of each person or entity named in the table is c/o Fidelity Southern Corporation, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305.

The number of shares beneficially owned by each shareholder is determined under rules promulgated by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole, or shared voting power, or investment power and any shares as to which the individual has the right to acquire beneficial ownership within 60 days of March 5, 2018, through the exercise of any stock option, warrant, or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner of those shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock Institutional Trust Company, N.A.	2,660,834		9.84%
400 Howard Street
San Francisco, CA 94105-2618
RMB Capital Holdings, LLC	1,651,829		6.20%
115 S. LaSalle Street, 34th Floor
Chicago, IL 60603
Dimensional Fund Advisors	1,574,860		5.83%
6300 Bee Cave Road, Building One
Austin, TX. 78746
The Banc Funds Co, LLC	1,552,378		5.74%
20 North Wacker Drive, Suite 3300
Chicago, IL 60606-3105
James B. Miller, Jr.	3,473,198	(1)	12.85%
Major General (Ret) David R. Bockel	56,628	(2)	*
Rodney D. Bullard	0
Wm. Millard Choate	254,078	(3)	*
Dr. Donald A. Harp, Jr.	37,191	(4)	*
Kevin S. King, Esq.	73,964	(5)	*
William C. Lankford, Jr.	19,714	(6)	*
Gloria A. O’Neal	1,658
H. Palmer Proctor, Jr.	583,470	(7)	2.16%
W. Clyde Shepherd III	385,206	(8)	1.42%
Rankin M. Smith, Jr.	258,346	(9)	*
Stephen H. Brolly	24,255		*
Charles D. Christy	4,708		*
David Buchanan	281,592		1.04%
All directors and executive officers
as a group (14 persons)	5,454,008	(10)	20.18%

*Less than 1%.

(1)
Includes 260,761shares held by one of Mr. Miller’s grandchildren and a family trust, and 260,055 shares held by a family partnership, a company of which Mr. Miller and his wife’s trust own 40%. Also includes 112,499 shares owned by his wife’s trust, and 2,565,701 shares pledged as security for loans from unaffiliated parties for business investments and estate planning purposes.

(2)	Includes 26,001 shares that Major General (Ret) Bockel has the right to acquire pursuant to outstanding stock options and 297 shares held by his wife.

(3)	Includes 26,001 shares that Mr. Choate has the right to acquire pursuant to outstanding stock options.

(4)	Includes 13,333 shares that Dr. Harp has the right to acquire pursuant to outstanding stock options.

(5)	Includes 26,001 shares that Mr. King has the right to acquire pursuant to outstanding stock options and 42,152 shares held by his wife.

(6)	Includes 10,000 shares that Mr. Lankford has the right to acquire pursuant to outstanding stock options and 2,500 shares held by his wife.

(7)
Includes 25,467 shares held by Mr. Proctor’s children and 21,957 shares held by his wife, as well as 247,671 shares held by Brooks County Trust of which Proctor is co-trustee. A total of 114,700 are pledged as collateral on a loan for business investments and estate planning purposes.

(8)
Includes 26,001 shares that Mr. Shepherd has the right to acquire pursuant to outstanding stock options, 39,998 shares held by a Shepherd family foundation, 5,784 shares held by a family partnership, and 2,078 shares held by Mr. Shepherd’s child.

(9)	Includes 10,000 shares that Mr. Smith has the right to acquire pursuant to outstanding stock options, 6,305 shares held by trust, and 334 shares held by his wife.

(10)	Includes 137,337 shares that the beneficial owners have the right to acquire pursuant to outstanding stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Fidelity’s directors, executive officers, and persons who own more than 10% of the Common Stock of Fidelity to file reports of ownership changes with the SEC. To the Company’s knowledge, during 2017, all reports of beneficial ownership of securities were filed with the SEC in a timely manner except for a late filing by David R. Bockel, Wm. Millard Choate, Donald A. Harp, Jr., Kevin S. King, William C. Lankford, Jr., W. Clyde Shepherd III, and Rankin M. Smith, Jr. to report the grant of stock options on January 19, 2017, and by James B. Miller, Jr., H. Palmer Proctor, Jr., and David Buchanan to report restricted stock awarded on June 15, 2017. The failure to timely file these reports was inadvertent and was promptly corrected after discovery of the reporting obligations.
AUDIT COMMITTEE REPORT

Fidelity’s Board of Directors has determined that the members of our Audit Committee are independent as defined in Rules 5605(a)(2) and (5605(c)(2) of the NASDAQ Marketplace Rules, Section 10A-3 of the Exchange Act and have the knowledge and experience required by Rule 4350(d).
The Audit Committee has reviewed Fidelity’s Annual Report on its Form 10-K and the audited consolidated financial statements for the year ended December 31, 2017, and discussed the financial statements with management. The Audit Committee has discussed with Ernst & Young LLP, Fidelity’s independent registered public accountants, those matters required to be discussed by Statement of Auditing Standards No. 16 as adopted by the Public Company Accounting Oversight Board.
The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and the members of the Audit Committee have discussed the independence of Ernst & Young LLP. The Audit Committee has also reviewed the Report of Management on Internal Control Over Financial Reporting and Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm with management, the internal auditors, and Ernst & Young LLP. The Audit Committee has determined that the providing of professional services by Ernst & Young LLP, in addition to audit-related services, is compatible with the maintenance of the accountant’s independence.
Based upon the review and discussions noted above, the Audit Committee has recommended to the Board of Directors of Fidelity, and the Board has approved, that the audited consolidated financial statements of Fidelity be included in its Annual Report on its Form 10-K for the fiscal year ended December 31, 2017, and be filed with the SEC.

Dr. Donald A. Harp, Jr., Chairman
Major General (Ret) David R. Bockel
William C. Lankford, Jr.
W. Clyde Shepherd III

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP audited the consolidated financial statements of Fidelity and the evaluation of Fidelity’s internal control over financial reporting as of December 31, 2017. Representatives of Ernst & Young LLP are

expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

FEES PAID BY FIDELITY TO ERNST & YOUNG LLP
The following table sets forth the fees paid by Fidelity for audit and other services provided by Ernst & Young LLP for fiscal years 2017 and 2016:

	2017	2016
Audit Fees (1)	$729,218	$ 733,450
Audit-Related Fees (2)	34,500	33,700
Tax Fees (3)	-	-
All Other Fees (4)	-	-
Total	$763,718	$ 767,150

(1)
Audit fees represent fees for professional services provided in connection with the audit of our annual consolidated financial statements and internal control over financial reporting, review of periodic reports, and other documents filed with the SEC, including the quarterly financial statements included in Forms 10-Q, and services that are normally provided in connection with statutory or regulatory filings or engagements.

(2)
Audit-related fees represent assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to accounting consultations, employee benefit plan audits and attestation services.

(3)
There were no fees billed to the Company by Ernst & Young LLP for professional services rendered for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2017, and December 31, 2016.

(4)	There were no other fees billed to the Company by Ernst & Young LLP during the fiscal years ended December 31, 2017, and December 31, 2016.

The Audit Committee approved all audit services provided by Fidelity’s independent registered public accountants during 2017 and 2016 on a case-by-case basis in advance of each engagement. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve non-audit services not prohibited by law to be performed by Fidelity’s independent registered public accounting firm and associated fees for any non-audit service, provided that the Chairman shall report any decisions to pre-approve such non-audit services and fees to the full Audit Committee at its next regular meeting. None of the fees paid to the independent registered public accounting firm were approved by the Audit Committee after the services were rendered pursuant to the “de minimis” exception by the SEC for the provision of non-audit services.

PROPOSAL # 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of Fidelity has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018, and is submitting such appointment to the shareholders for ratification.

Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast, in person or by proxy, by the shareholders of Fidelity at the Annual Meeting.

Recommendation
The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

PROPOSAL # 4 - APPROVAL OF THE FIDELITY SOUTHERN CORPORATION 2018 OMNIBUS INCENTIVE PLAN

We are asking our shareholders to approve the Fidelity Southern Corporation 2018 Omnibus Incentive Plan (the “2018 Plan”) to replace the Fidelity Southern Corporation Equity Incentive Plan, as amended (the “Prior Plan”). The Prior Plan is the only plan under which equity-based compensation may currently be awarded to our executive officers and other employees, as well as our non-employee directors. As of December 31, 2017, while there were 1,851,866 shares of our Common Stock remaining available for the grant of equity awards under the Prior Plan, only 6,546 were available to be granted as full value stock awards (i.e. restricted stock, performance shares, etc.). Since the Prior Plan was last approved, there has been a clear trend away from the use of stock options, especially in the banking industry, and our share usage has followed that trend. In order to enable us to continue to offer meaningful and market competitive equity-based incentives, as well as cash-based incentives, to our employees, officers, directors and consultants, our board believes that it is both necessary and appropriate to request shareholders approve the 2018 Omnibus Incentive Plan for these purposes. As a result, on March 8, 2018, upon the recommendation of the Compensation Committee, our board approved and adopted the 2018 Plan, subject to approval by our shareholders at this annual meeting. The Compensation Committee is sensitive to share dilution and strives to manage share usage at appropriate levels. It is therefore important to note, that if the 2018 Plan is approved, the Company will not be able to issue any of the 1,851,866 shares currently available for grant under the Prior Plan, effectively cancelling those shares. The cancellation of the shares available for future grant under the Prior Plan combined with the approval of 2018 Plan share request of 1,250,000 effectively reduces the number of potential shares available for future grant by 601,866.

If the Plan is approved by our shareholders, it will become effective on April 26, 2018, and the maximum number of shares reserved for issuance under the 2018 Plan will be 1,250,000, reduced by grants under the Prior Plan after December 31, 2017, plus a number of additional shares of underlying awards outstanding as of March 8, 2018 under the Prior Plan that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason. If shareholders approve the 2018 Plan, no further awards will be granted under the Prior Plan, and the Prior Plan will remain in effect only for so long as awards granted thereunder remain outstanding. If the 2018 Plan is not approved by our shareholders, no awards will be made under the 2018 Plan, and the Prior Plan will remain in effect as it existed immediately prior to our 2018 annual meeting. However, if the 2018 Plan is not approved, we will likely not have enough full value shares to grant equity awards, if earned, under the new incentive plan framework described earlier for 2018.

Background for the Current Share Reserve Request

In setting the number of proposed shares issuable under the 2018 Plan, the Compensation Committee and our board considered a number of factors, including the following (each of which are discussed further below):

•	key data relating to outstanding equity awards and shares available for grant;

•	significant historical award information, including burn rate, overhang and dilution; and

•	future share needs.

Key Data Relating to Outstanding Equity Awards and Shares Available

The following table includes information regarding outstanding equity awards and shares available for future awards under the Prior Plan as of December 31, 2017:

Prior Plan (1)
Total shares underlying outstanding stock options	1,067,157
Weighted-average exercise price of outstanding stock options	$20.12
Weighted-average remaining contractual life of outstanding stock options	3.67 years
Total shares underlying full value awards outstanding	479,452
Total shares currently available for grant	1,851,866

(1)	If our shareholders approve the 2018 Plan, all future equity awards will be made from the 2018 Plan, and we will not grant any additional awards under the Prior Plan.

Information Regarding our Authorized Shares and Stock Price

Our articles of incorporation authorize the issuance of 50,000,000 shares of Common Stock. As of our record date, there were 27,032,921 shares of Common Stock issued and outstanding and the closing price of a share of our Common Stock as of that date was $23.46.

Significant Historical Award Information

Common measures of a stock plan’s cost include burn rate, overhang and dilution. The burn rate refers to annual share usage, which measures how fast a company uses the supply of shares authorized for issuance under its stock plan. Over the last three years, we have maintained an average adjusted burn rate (1) of 2.1% of shares of our Common Stock outstanding per year. Dilution(2) measures the degree to which our shareholders’ ownership has been diluted by total shares available for future grants or total share-based compensation awarded under our various equity plans, which are collectively, and commonly, referred to as “overhang(3).” If the 2018 Plan is approved, we anticipate the dilutive impact of the 2018 share request to be approximately 4.6% and the total overhang including outstanding awards to be approximately 10.4%.

(1)
Adjusted burn rate is calculated by dividing the number of shares subject to equity awards granted during the applicable fiscal period, by the weighted average number of shares of Common Stock outstanding during the applicable fiscal period.

(2)
Dilution is calculated by dividing either (a) the number of (x) shares available for future grants or (y) shares subject to equity awards outstanding at the end of the fiscal year by (b) the number of common shares outstanding at the end of the fiscal year.

(3)
Overhang is calculated by dividing (a) the sum of (x) the number of shares available for future grants and (y) the number of shares subject to equity awards outstanding at the end of the year, by (b) the number of shares outstanding at the end of the year.

Important Provisions of the 2018 Plan

The 2018 Plan contains the following provisions that our Compensation Committee believes are consistent with the interests of shareholders and sound corporate governance practices:

•	No evergreen provision. The 2018 Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance under the Plan can be automatically replenished.

•
No repricing of stock options or SARs. The 2018 Plan prohibits the repricing of stock options or stock appreciation rights, or SARs, without shareholder approval. This prohibition includes reducing the exercise price or base price after the date of grant or replacing, regranting or canceling a stock option or SAR for cash or another award (including following a participant’s voluntary surrender of underwater stock options or SARs).

•	No discounted stock options or SARs. All stock options and SARs must have an exercise price or base price equal to or greater than the fair market value of the underlying stock on the date of grant.

•
No liberal share recycling provisions. The 2018 Plan prohibits the re-use of shares withheld or delivered to satisfy the exercise price of a stock option or stock appreciation right or to satisfy tax withholding requirements on any award. The 2018 Plan also prohibits “net share counting” upon the exercise of stock options or stock appreciation rights or upon the settlement of any other award.

•
No liberal change-in-control definition. The change-in-control definition contained in the 2018 Plan is not a “liberal” definition that would be activated on mere shareholder approval of a transaction.

•
Awards subject to compensation recoupment policy. All awards (and/or any amount received with respect to such awards) under the 2018 Plan are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable law, stock exchange listing requirements, or any recoupment policy of the Company.

•
Minimum vesting requirements. Except in the case of substitute awards and shares delivered in lieu of fully-vested cash awards, equity-based awards granted under the 2018 Plan will vest no earlier than the first anniversary of the date the equity-based award is granted or, with respect to equity-based awards granted to non-employee directors, if earlier, the annual meeting of the Company’s shareholders that occurs in the immediately following year. Notwithstanding the foregoing, (i) the Compensation Committee may grant awards without the above-described minimum vesting requirement with respect to awards covering five percent (5%) o r fewer of the total number of shares authorized under the 2018 Plan and (ii) to the extent equity-based awards to non-employee directors vest as of a date that is earlier than two weeks prior to the anniversary date of the immediately preceding year’s annual meeting, such equity-based awards will count against the five percent (5%) exception limit.

•	Awards are not transferable. The 2018 Plan prohibits the transfer of unexercised or restricted awards, with certain limited exceptions for permitted transferees.

•	No dividends on unearned or unvested awards. The 2018 Plan prohibits the current payment of dividends or dividend equivalent rights on unearned or unvested awards.

•
Limit on awards to non-employee directors. The 2018 Plan places a limit of $400,000 (or $500,000 in the case of a non-employee chairman of our board or lead director) in the aggregate compensation that may be granted to any non-employee director in any calendar year.

•	No tax gross-ups. The 2018 Plan does not provide for any tax gross-ups.

•
Limitation on amendments. No material amendments to the 2018 Plan can be made without shareholder approval if any such amendment would materially increase the number of shares reserved, or that would diminish the prohibitions on repricing stock options or SARs.

Summary of Material Terms of the 2018 Plan

A summary of the material terms of the 2018 Plan is set forth below. This summary is qualified in its entirety by the full text of the 2018 Plan, which is attached to this Proxy Statement as Appendix A.

Purpose. The purpose of the 2018 Plan is to promote our success by linking the personal interests of our employees, officers, consultants and directors to those of our shareholders, and by providing participants with an incentive for outstanding performance. The 2018 Plan is also intended to enhance our ability to motivate, attract and retain the services of employees, officers and directors upon whose judgment, interest and special effort the successful conduct of our operation is largely dependent.

Administration. The 2018 Plan will be administered by our Compensation Committee.  Our Compensation Committee will have the authority to: (i) grant awards; (ii) designate participants; (iii) determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof; (iv) establish, adopt or revise any plan, program or policy for the grant of awards as it may deem necessary or advisable, including but not limited to short-term incentive programs; (v) establish, adopt or revise any rules and regulations as it may deem advisable to administer the 2018 Plan; and (vi) make all other decisions and determinations that may be required under the 2018 Plan.  Our board may at any time administer the 2018 Plan or may appoint another committee to administer the plan.  If the board or another committee properly becomes the administrator of the 2018 Plan, it will have all the powers of our Compensation Committee under the 2018 Plan.

Eligibility. The 2018 Plan permits the grant of awards to our employees, officers, non-employee directors and consultants and those of our affiliates. The number of eligible participants in the 2018 Plan will vary from year to year. As of the record date, approximately 1,425 employees and nine non-employees (including our non-employee directors) were eligible to receive awards under the 2018 Plan.

Permissible Awards. The 2018 Plan authorizes the granting of awards in any of the following forms:

•
options to purchase shares of our Common Stock, which may be designated under the tax code as nonstatutory stock options (which may be granted to all participants) or incentive stock options (which may be granted to officers and employees but not to consultants or non-employee directors);

•
stock appreciation rights, or SARs, which give the holder the right to receive the difference (payable in cash or stock, as specified in the award agreement) between the fair market value per share of our Common Stock on the date of exercise over the base price of the award;

•	restricted stock, or RSAs, which is subject to restrictions on transferability and subject to forfeiture on terms set by our Compensation Committee;

•
restricted stock units, or RSUs, which represent the right to receive shares of our Common Stock (or an equivalent value in cash or other property, as specified in the award agreement) in the future, based upon the attainment of stated vesting criteria;

•
deferred stock units, or DSUs, which represent the right granted to receive shares of our Common Stock (or an equivalent value in cash or other property, as specified in the award agreement) at a future time as determined by our Compensation Committee, or as determined by the recipient within guidelines established by our Compensation Committee in the case of voluntary deferral elections;

•
performance awards, which are awards payable in cash or stock upon the attainment of specified performance goals (any award that may be granted under the 2018 Plan may be granted in the form of a performance award); and

•	other stock-based awards in the discretion of our Compensation Committee.

Dividend equivalent rights, which entitle the participant to payments in cash or property calculated by reference to the amount of dividends paid on the shares of stock underlying an award, may be granted with respect to awards other than options or SARs.

Authorized Shares. Subject to adjustment as provided in the 2018 Plan, the aggregate number of shares of our Common Stock reserved and available for issuance pursuant to awards granted under the 2018 Plan is 1,250,000, reduced by grants under the Prior Plan after December 31, 2017, plus a number of additional shares underlying awards outstanding on March 8, 2018 under the Prior Plan that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason. Shares subject to awards that are canceled, terminated, forfeited or settled in cash will again be available for awards under the 2018 Plan. Shares withheld to satisfy exercise prices or tax withholding obligations will not be added back to the pool of shares available for awards under the 2018 Plan. In the event of a nonreciprocal transaction between us and our shareholders that causes the per share value of our Common Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the share authorization limits under the 2018 Plan will be adjusted proportionately, and our Compensation Committee must make such adjustments to the 2018 Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction.

Limitations on Individual Awards. The maximum aggregate number of shares of our Common Stock subject to stock-based awards that may be granted under the 2018 Plan in any calendar year to any one participant is as follows:

Options	300,000
Stock appreciation rights	300,000
Performance-Based Stock Awards	150,000

The maximum aggregate amount awarded or credited with respect to cash-based awards under the 2018 Plan to any one participant in any calendar year is $3,000,000.  Cash-based awards granted under the 2018 Plan may include annual bonuses.

These limits are subject to anti-dilution adjustments in the event of stock splits, mergers, consolidations, stock dividends, recapitalizations and similar transactions, but may not otherwise be amended without shareholder approval.

Minimum Vesting. Except in the case of substitute awards (which are awards granted in substitution for stock and stock-based awards held by employees of another entity who become employees of ours or of our affiliates as a result of a merger, consolidation or acquisition) or shares delivered in lieu of fully-vested cash awards, equity-based awards granted under the 2018 Plan will vest no earlier than the first anniversary of the date the equity-based award is granted or, with respect to equity-based awards granted to non-employee directors, if earlier, the annual meeting of the Company’s shareholders that occurs in the immediately following year. Notwithstanding the foregoing, (i) the Compensation Committee may grant awards without the above-described minimum vesting requirement with respect to awards covering five percent (5%) or fewer of the total number of shares authorized under the 2018 Plan and (ii) to the extent equity-based awards to non-employee directors vest as of a date that is earlier than two weeks prior to the anniversary date of the immediately preceding year’s annual meeting, such equity-based awards will count against the five percent (5%) exception limit set forth in clause (i); and, provided further, for the avoidance of doubt, that the foregoing restriction does not apply to the Compensation Committee’s discretion to provide for accelerated exercisability or vesting of any award upon the occurrence of one or more events other than completion of a service period, including retirement, death, disability or a change in control.

Treatment of Awards upon a Participant’s Death or Disability. Unless otherwise provided in an award certificate or any special plan document governing an award, upon the termination of a participant’s service due to death or disability:

•	all outstanding options and SARs that may be exercised will become fully exercisable;

•	all time-based vesting restrictions on outstanding awards will lapse; and

•
the payout opportunities attainable under all outstanding performance-based awards will vest based on (i) target performance if the termination occurs in the first half of the performance period or (ii) actual performance if the termination occurs in the second half of the performance period and the awards will pay out on a pro rata basis, based on the time elapsed prior to the termination.

Treatment of Awards upon a Change in Control. Unless otherwise provided in an award certificate or any special plan document governing an award, upon the occurrence of a change in control of our company:

•	all outstanding options and SARs that may be exercised will become fully exercisable;

•	all time-based vesting restrictions on outstanding awards will lapse; and

•
the payout opportunities attainable under all outstanding performance-based awards will vest based on (i) target performance if the change in control occurs in the first half of the performance period or (ii) actual performance if the change in control occurs in the second half of the performance period and the awards will pay out within 30 days following the change in control.

Discretion to Accelerate Awards. The Compensation Committee may in its sole discretion determine that, upon the termination of service of a participant for any reason, or the occurrence of a change in control, or for any other reason, all or a portion of such participant’s options or SARs will become fully or partially exercisable, that all or a part of the restrictions on all or a portion of the participant’s outstanding awards will lapse, and/or that any performance-based criteria with respect to any awards held by that participant will be deemed to be wholly or partially satisfied, in each case, as of such date as the Compensation Committee may, in its sole discretion, declare.

Certain Transactions. Upon the occurrence or in anticipation of certain corporate events or extraordinary transactions, our Compensation Committee may also make discretionary adjustments to awards, including settling awards for cash, providing that awards will become fully vested and exercisable, providing for awards to be assumed or substituted, or modifying performance targets or periods for awards.

Limitations on Transfer; Beneficiaries.  Awards granted under the 2018 Plan will be exercisable only by the holder thereof during such holder’s lifetime, or, if permissible under applicable law, by such holder’s guardian or legal representative or by a transferee receiving such Award pursuant to a domestic relations order (a “QDRO”). No award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a grantee otherwise than by will or by the laws of descent and distribution (or in the case of restricted stock, to the Company) or pursuant to a QDRO. Notwithstanding the foregoing, awards (other than an incentive stock option and corresponding awards), may be transferred, without consideration, to a “permitted transferee,” which includes any member of the immediate family of such grantee, any trust of which all of the primary beneficiaries are such grantee or members of his or her immediate family, or any partnership (including limited liability companies and similar entities) of which all of the partners or members are such grantee or members of his or her immediate family. Any award exercised by a permitted transferee must be done so in accordance with the terms of the award certificate. A participant may, in the manner determined by our Compensation Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death.

Performance Awards.  The Compensation Committee may grant any award under the Plan, including cash-based awards, with performance-based vesting criteria, on such terms and conditions as may be selected by the Compensation Committee.  The Compensation Committee may establish performance goals for performance awards which may be based on any criteria selected by the Compensation Committee, including but not limited to the following, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of an affiliate or a division, region, department, function or business unit within the Company or an affiliate:

•	Revenue (premium revenue, total revenue or other revenue measures),

•	Sales,

•	Profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures),

•	Earnings (EBIT, EBITDA, earnings per share, or other corporate earnings measures),

•	Net income (before or after taxes, operating income or other income measures),

•	Cash (cash flow, cash generation or other cash measures),

•	Stock price or performance,

•	Total shareholder return (stock price appreciation plus reinvested dividends divided by beginning share price),

•	Economic value added return measures (including, but not limited to, return on assets, capital, equity, investments or sales, and cash flow return on assets, capital, equity, or sales),

•	Market share,

•	Improvements in capital structure,

•	Expenses (expense management, expense ratio, expense efficiency ratios or other expense measures),

•	Business expansion or consolidation (acquisitions and divestitures),

•	Internal rate of return or increase in net present value,

•	Productivity measures,

•	Cost reduction measures,

•	Strategic plan development and implementation,

•	Working capital (including, but not limited to, targets relating to inventory and/or accounts receivable),

•	Credit quality,

•	Loan growth,

•	Deposit growth.

Performance objectives may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range.

The Compensation Committee may provide, at the time the performance goals are established, that any evaluation of performance will exclude or otherwise be objectively adjusted for any specified circumstance or event that occurs during a performance period, including for example: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) unusual or infrequently occurring items as described in Accounting Standards Codification Topic 225-20 (or any successor pronouncements thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (f) any other specific, unusual or nonrecurring events, or objectively determinable category thereof, including discontinued operations or changes in the Company’s fiscal year; (g) acquisitions or divestitures; and (h) foreign exchange gains and losses.

Termination and Amendment. The 2018 Plan will terminate on April 26, 2028, the tenth anniversary of the date of our 2018 Annual Meeting, or, if our shareholders approve an amendment to the 2018 Plan that increases the number of shares subject to the 2018 Plan, the tenth anniversary of the date of such approval, unless earlier terminated by our board or Compensation Committee. Our board or Compensation Committee may, at any time and from time to time, terminate or amend the 2018 Plan, but if an amendment to the 2018 Plan would constitute a material amendment requiring shareholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to shareholder approval. No termination or amendment of the 2018 Plan may adversely affect any award previously granted under the 2018 Plan without the written consent of the participant. Without the prior approval of our shareholders, and except as otherwise permitted by the antidilution provisions of the 2018 Plan, the 2018 Plan may not be amended to directly or indirectly reprice, replace or repurchase “underwater” options or SARs.

Our Compensation Committee may amend or terminate outstanding awards. However, such amendments may require the consent of the participant and, unless approved by our shareholders or otherwise permitted by the antidilution provisions of the 2018 Plan, (i) the exercise price or base price of an option or SAR may not be reduced, directly or indirectly, (ii) an option or SAR may not be cancelled in exchange for cash, other awards, or options or SARS with an exercise price or base price that is less than the exercise price or base price of the original option or SAR, or otherwise, (iii) we may not repurchase an option or SAR for value (in cash or otherwise) from a participant if the current fair market value of the shares of our Common Stock underlying the option or SAR is lower than the exercise price or base price per share of the option or SAR, and (iv) the original term of an option or SAR may not be extended.

Prohibition on Repricing. As indicated above under “Termination and Amendment,” outstanding stock options and SARs cannot be repriced, directly or indirectly, without the prior consent of our shareholders. The exchange of an “underwater” option or stock appreciation right (i.e., an option or stock appreciation right having an exercise price or base price in excess of the current market value of the underlying stock) for cash or for another award would be considered an indirect repricing and would, therefore, require the prior consent of our shareholders.

Certain Federal Income Tax Effects

The U.S. federal income tax discussion set forth below is intended for general information only and does not purport to be a complete analysis of all of the potential tax effects of the 2018 Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. State and local income tax consequences are not discussed and may vary from locality to locality.

Nonstatutory Stock Options. There will be no federal income tax consequences to the optionee or to us upon the grant of a nonstatutory stock option under the 2018 Plan. When the optionee exercises a nonstatutory option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of our Common Stock received upon exercise of the option at the time of exercise over the exercise price, and we will be allowed a corresponding federal income tax deduction. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Incentive Stock Options. There typically will be no federal income tax consequences to the optionee or to us upon the grant or exercise of an incentive stock option. If the optionee holds the acquired option shares for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and we will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.

SARs. A participant receiving a SAR under the 2018 Plan will not recognize income, and we will not be allowed a tax deduction, at the time the award is granted. When the participant exercises a SAR, the amount of cash and the fair market value of any shares of Common Stock received will be ordinary income to the participant, and we will be allowed a corresponding federal income tax deduction at that time.

Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and we will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is nontransferable and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of our Common Stock as of that date (less any amount he or she paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m). If the participant files an election under Section 83(b) of the tax code within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Section 83(b) election.

Restricted or Deferred Stock Units. A participant will not recognize income, and we will not be allowed a tax deduction, at the time a stock unit award is granted. When the participant receives or has the right to receive shares of Common Stock (or the equivalent value in cash or other property) in settlement of a stock unit award, a participant will recognize ordinary income equal to the fair market value of our Common Stock or other property as of that date (less any amount he or she paid for the stock or property), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m).

Performance Awards Payable in Cash. A participant will not recognize income, and we will not be allowed a tax deduction, at the time a performance award payable in cash is granted (for example, when the performance goals are established). Upon receipt of cash in settlement of the award, a participant will recognize ordinary income equal to the cash received, and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m).

Section 409A. The 2018 Plan permits the grant of various types of incentive awards, which may or may not be exempt from Section 409A of the tax code. If an award is subject to Section 409A, and if the requirements of Section 409A are not met, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties. Restricted stock awards, and stock options and SARs that comply with the terms of the 2018 Plan are generally exempt from the application of Section 409A of the tax code. Stock units, other stock-based awards and cash-based awards that are granted in one year and payable in a later year generally are subject to Section 409A unless they are designed to satisfy the short-term deferral exemption from such law. If not exempt, such awards must be specially designed to meet the requirements of Section 409A in order to avoid early taxation and penalties.

Tax Withholding. Our company and any of our affiliates have the right to deduct or withhold, or require a participant to remit to us, an amount sufficient to satisfy federal, state and local taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the 2018 Plan.

New Plan Benefits
Grants and awards under the 2018 Plan, which may be made to our employees, directors and consultants, are not presently determinable. If the shareholders approve the 2018 Plan, such grants and awards will be made at the discretion of the Compensation Committee.

Our board unanimously recommends a vote FOR the proposal to approve the Fidelity Southern Corporation 2018 Omnibus Incentive Plan.

SHAREHOLDER PROPOSALS
Shareholder proposals intended to be included in our Proxy Statement and voted on at the 2019 Annual Meeting of Shareholders must be received at our offices at 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305, Attention: Corporate Secretary, on or before November 22, 2018. Shareholders may also present at the 2018 Annual Meeting any proper proposal that is not disclosed in this Proxy Statement for that meeting without prior notice to Fidelity. As discussed in Shareholder Nominees on page 8, any proposed director nomination by a shareholder must be submitted on or before November 1 immediately preceding the next Annual Meeting of Shareholders.
COMMUNICATIONS WITH FIDELITY AND THE BOARD
The following options are available to shareholders who want to communicate with Fidelity or the Board:

To communicate with the Board of Directors, address communications to the Board of Directors in care of the Corporate Secretary of Fidelity at 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305. Communications that are intended specifically for a designated director should be addressed to the director in care of the Corporate Secretary of Fidelity at the above address. The Corporate Secretary shall cause the communications to be delivered to the addressees.

To receive information about Fidelity or the Bank, one of the following methods may be used:

➢    The Bank’s website, located at www.lionbank.com, contains product and marketing data.

➢
Fidelity’s website, Investor Relations section, located at www.fidelitysouthern.com, contains Fidelity financial information in addition to Audit, Compensation, and Nominating & Governance Committee Charters, and Fidelity’s Conflict of Interest Policy/Code of Ethics. Online versions of Fidelity’s Annual Reports, Proxy Statements, Forms 10-K and 10-Q, press releases, and other SEC filings are also available through this website.

➢    Fidelity’s 2017 Annual Report will be furnished free of charge upon written requests.
To contact us, please call Fidelity Investor Relations at (404) 240-1504, or send correspondence to Fidelity Southern Corporation, Attn: Investor Relations, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305.
OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

Management knows of no matters, other than matters described in this Proxy Statement, that are to be brought before the Annual Meeting. If any other matter should be presented for consideration and voted upon, it is the intention of the persons named as proxies in the enclosed Proxy Statement to vote in accordance with their judgment as to what is in the best interest of Fidelity.

By Order of the Board of Directors,
Martha C. Fleming
Corporate Secretary
March 28, 2018

# FIDELITY SOUTHERN CORPORATION

***IMPORTANT ANNUAL MEETING INFORMATION***

## Electronic Voting Instructions

**Available 24 hours a day, 7 days a week!**

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

**Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 25, 2018.**

### Vote by Internet

- Go to **www.investorvote.com/LION**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

### Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touchtone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

## Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

### A Proposals — The Board of Directors recommends a vote "FOR" Proposals 1, 2, 3, and 4.

1. To elect eleven Directors:

| Nominee | For | Against | Abstain | Nominee | For | Against | Abstain | Nominee | For | Against | Abstain |
|---|---|---|---|---|---|---|---|---|---|---|---|
| 01 - James B. Miller, Jr. | ☐ | ☐ | ☐ | 02 - Major General (Ret) David R. Bockel | ☐ | ☐ | ☐ | 03 - Rodney D. Bullard | ☐ | ☐ | ☐ |
| 04 - Wm. Millard Choate | ☐ | ☐ | ☐ | 05 - Dr. Donald A. Harp, Jr. | ☐ | ☐ | ☐ | 06 - Kevin S. King, Esq. | ☐ | ☐ | ☐ |
| 07 - William C. Lankford, Jr. | ☐ | ☐ | ☐ | 08 - Gloria A. O'Neal | ☐ | ☐ | ☐ | 09 - H. Palmer Proctor, Jr. | ☐ | ☐ | ☐ |
| 10 - W. Clyde Shepherd III | ☐ | ☐ | ☐ | 11 - Rankin M. Smith, Jr. | ☐ | ☐ | ☐ | | | | |

### B Non-Voting Items

**Change of Address** — Please print new address below.

**Comments** — Please print your comments below.

### C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

**NOTE:** Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.   /   /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

02SJ0A

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

## Proxy — FIDELITY SOUTHERN CORPORATION

## ANNUAL MEETING OF SHAREHOLDERS – APRIL 26, 2018

### THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby authorizes Wm. Millard Choate and H. Palmer Proctor, Jr., and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Fidelity Southern Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held April 26, 2018, at 3:00 p.m. at the offices of the Company located at One Securities Centre, 3490 Piedmont Road NE, Suite 1550, Atlanta, GA 30305, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

**(Continued and to be marked, dated, and signed on the other side)**

APPENDIX A
FIDELITY SOUTHERN CORPORATION 2018
OMNIBUS INCENTIVE PLAN

ARTICLE 1
PURPOSE

1.1    GENERAL.    The purpose of the Fidelity Southern Corporation 2018 Omnibus Incentive Plan (the “Plan”) is to promote the success, and enhance the value, of Fidelity Southern Corporation (the “Company”), by linking the personal interests of employees, officers, directors and consultants of the Company or any Affiliate (as defined below) to those of Company stockholders and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees, officers, directors and consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. Accordingly, the Plan permits the grant of incentive awards from time to time to selected employees, officers, directors and consultants of the Company and its Affiliates.

ARTICLE 2
DEFINITIONS

2.1    DEFINITIONS.    When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Section 1.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

(a)
“Affiliate” means (i) any Subsidiary or Parent, or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.

(b)
“Award” means an award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Awards, Other Stock-Based Awards, or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.

(c)
“Award Certificate” means a written document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award. Award Certificates may be in the form of individual award agreements or certificates or a program document describing the terms and provisions of an Award or series of Awards under the Plan. The Committee may provide for the use of electronic, internet or other non-paper Award Certificates, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

(d)	“Beneficial Owner” shall have the meaning given such term in Rule 13d-3 of the General Rules and Regulations under the 1934 Act.

(e)	“Board” means the Board of Directors of the Company.

(f)
“Cause” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between such Participant and the Company or an Affiliate, provided, however that if there is no such employment, severance or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Cause” shall mean any of the following acts by the Participant, as determined in good faith by the Committee or the Board: (i) commission of an act of fraud, embezzlement, misappropriation, or breach of fiduciary duty against the Company or any Affiliate; (ii) commission of a felony involving the business, assets, customers or clients of the Company or any Affiliate, or charge with, indictment for, conviction of, pleading guilty to, confession to, or entering of a plea of nolo contendere by Participant for any other felony or any crime involving fraud, dishonesty, moral turpitude, or a breach of trust; (iii) breach of any written confidentiality, non-compete, non- solicitation or business opportunity covenant contained in any agreement entered into by such Participant with the Company or any Affiliate; (iv) substantial failure to perform duties to the Company or any Affiliate (other than any such failure resulting from the Participant's Disability) after written notice and an opportunity to cure (not to exceed 30 days); (v) gross misconduct or gross negligence materially injurious to the Company or any Affiliate; (vi) Participant’s violation of the Company’s or any Affiliate’s policy against harassment, its equal employment opportunity policy, or the Company’s or any Affiliate’s code of business conduct, or a material violation of any other policy or procedure of the Company or any Affiliate.

(g)	“Change in Control” means and includes the occurrence of any one of the following events:

(i)
individuals who, on the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

(ii)
any person becomes a Beneficial Owner, directly or indirectly, of either (A) 50% or more of the then-outstanding shares of common stock of the Company (“Company Common Stock”) or (B) securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (ii), the following acquisitions of Company Common Stock or Company Voting Securities shall not constitute a Change in Control: (w) an acquisition directly from the Company, (x) an acquisition by the Company or a Subsidiary of the Company, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary of the Company, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below); or

(iii)
the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Reorganization, Sale or Acquisition (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Corporation”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no person (other than (x) the Company or any Subsidiary of the Company, (y) the Surviving Corporation or its ultimate parent corporation, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing is the beneficial owner, directly or indirectly, of 50% or more of the total common stock or 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Corporation, and (C) at least a majority of the members of the board of directors of the Surviving Corporation were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv)	stockholders approve a complete liquidation or dissolution of the Company, other than a Non-Qualifying Transaction.

(h)
“Code” means the Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

(i)	“Committee” means the committee of the Board described in Article 4.

(j)	“Company” means Fidelity Southern Corporation, a Georgia corporation, or any successor corporation.

(k)
“Continuous Service” means the absence of any interruption or termination of service as an employee, officer, director or consultant of the Company or any Affiliate, as applicable; provided, however, that for purposes of an Incentive Stock Option “Continuous Service” means the absence of any interruption or termination of service as an employee of the Company or any Parent or Subsidiary, as applicable, pursuant to applicable tax regulations. Unless otherwise defined in the applicable Award Certificate, Continuous Service shall not be considered interrupted in the following cases: (i) a Participant transfers employment between the Company and an Affiliate or between Affiliates, (ii) in the discretion of the Committee as specified at or prior to such occurrence, in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or any Affiliate, (iii) a Participant transfers from being an employee of the Company or an Affiliate to being a director of the Company or of an Affiliate, or vice versa, (iv) in the discretion of the Committee, a Participant transfers from being an employee of the Company or an Affiliate to being a consultant to the Company or of an Affiliate, or vice versa, (v) in the discretion of the Committee as specified at or prior to such occurrence, a Participant transfers from being an employee of the Company or an Affiliate to being a consultant to the Company or an Affiliate, or vice versa, or (vi) any leave of absence authorized in writing by the Company prior to its commencement; provided, however, that for purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 91st day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Whether military, government or other service or other leave of absence shall constitute a termination of Continuous Service shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive; provided, however, that for purposes of any Award that is subject to Code Section 409A, the determination of a leave of absence must comply with the requirements of a “bona fide leave of absence” as provided in Treas. Reg. Section 1.409A-1(h).

(l)
“Deferred Stock Unit” means a right granted to a Participant under Article 9 to receive Shares (or the equivalent value in cash or other property if the Committee so provides) at a future time as determined by the Committee, or as determined by the Participant within guidelines established by the Committee in the case of voluntary deferral elections.

(m)
“Disability” means, unless otherwise defined in the applicable Award Certificate, the inability of the Participant, as reasonably determined by the Company, to perform the essential functions of his or her regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six (6) consecutive months.

(n)	“Dividend Equivalent” means a right granted to a Participant under Article 11.

(o)	“Effective Date” has the meaning assigned such term in Section 3.1.

(p)	“Eligible Participant” means an employee, officer, director or consultant of the Company or any Affiliate.

(q)	“Exchange” means any national securities exchange on which the Stock may from time to time be listed or traded.

(r)
“Fair Market Value,” on any date, means the closing sales price on the Exchange on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported. The Committee is authorized to adopt another fair market value pricing method, provided such method is stated in the Award Certificate, and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(s)
“Full-Value Award” means an Award other than in the form of an Option or SAR, and which is settled by the issuance of Stock (or at the discretion of the Committee, settled in cash valued by reference to Stock value).

(t)
“Grant Date” of an Award means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process. Notice of the grant shall be provided to the grantee within a reasonable time after the Grant Date.

(u)	“Incentive Stock Option” means an Option that is intended to be an incentive stock option and meets the requirements of Section 422 of the Code or any successor provision thereto.

(v)
“Independent Directors” means those members of the Board of Directors who qualify at any given time as (a) an “independent” director under the applicable rules of each Exchange on which the Shares are listed, and (b) a “non-employee” director under Rule 16b-3 of the 1934 Act.

(w)	"Non-Employee-Director" means a director of the Company who is not a common law employee of the Company or an Affiliate.

(x)	"Non-statutory Stock Option" means an Option that is not an Incentive Stock Option.

(y)
"Option" means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-statutory Stock Option.

(z)	"Other Stock-Based Award" means a right, granted to a Participant under Article 12, that relates to or is valued by reference to Stock or other Awards relating to Stock.

(aa)
“Parent” means a corporation, limited liability company, partnership or other entity which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Parent shall have the meaning set forth in Section 424(e) of the Code.

(bb)
“Participant” means an Eligible Participant who has been granted an Award under the Plan; provided that in the case of the death of a Participant, the term “Participant” refers to a beneficiary designated pursuant to Section 13.4 or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.

(cc)	“Performance Award” means any award granted under the Plan pursuant to Article 10.

(dd)	“Person” means any individual, entity or group, within the meaning of Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) or 14(d)(2) of the 1934 Act.

(ee)	“Plan” means the Fidelity Southern Corporation 2018 Omnibus Incentive Plan, as amended from time to time

(ff)	“Prior Plan” means the Fidelity Southern Corporation 2006 Equity Incentive Plan, as amended.

(gg)	“Restricted Stock” means Stock granted to a Participant under Article 9 that is subject to certain restrictions and to risk of forfeiture.

(hh)
“Restricted Stock Unit” means the right granted to a Participant under Article 9 to receive shares of Stock (or the equivalent value in cash or other property if the Committee so provides) in the future, which right is subject to certain restrictions and to risk of forfeiture.

(ii)
“Shares” means shares of Stock. If there has been an adjustment or substitution pursuant to Section 14.1, the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which Shares are adjusted pursuant to Section 14.1.

(jj)	“Stock” means the Company’s Common Stock, no par value and such other securities of the Company as may be substituted for Stock pursuant to Article 14.

(kk)
“Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a Share as of the date of exercise of the SAR over the base price of the SAR, all as determined pursuant to Article 8.

(ll)
“Subsidiary means any corporation, limited liability company, partnership or other entity, domestic or foreign, of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Subsidiary shall have the meaning set forth in Section 424(f) of the Code.

(mm) “1933 Act” means the Securities Act of 1933, as amended from time to time.

(nn) "1934 Act" means the Securities Exchange Act of 1934, as amended from time to time.

ARTICLE 3
EFFECTIVE TERM OF PLAN

3.1    EFFECTIVE DATE.    The Plan shall be effective as of the date it is approved by the stockholders of the Company (the “Effective Date”).

3.2    TERMINATION OF PLAN.    Unless earlier terminated as provided herein, the Plan shall continue in effect until the tenth (10th) anniversary of the Effective Date or, if the stockholders approve an amendment to the Plan that increases the number of Shares subject to the Plan, the tenth (10th) anniversary of the date of such approval. The termination of the Plan on such date shall not affect the validity of any Award outstanding on the date of termination, which shall continue to be governed by the applicable terms and conditions of the Plan. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the Effective Date.

ARTICLE 4
ADMINISTRATION

4.1    COMMITTEE.    The Plan shall be administered by a Committee appointed by the Board (which Committee shall consist of at least two directors) or, at the discretion of the Board from time to time, the Plan may be administered by the Board. Unless and until changed by the Board, the Compensation Committee of the Board is designated as the Committee to administer the Plan. It is intended that at least two of the directors appointed to serve on the Committee shall be Independent Directors and that any such members of the Committee who do not so qualify shall abstain from participating in any decision to make or administer Awards that are made to Eligible Participants who at the time of consideration for such Award are persons subject to the short- swing profit rules of Section 16 of the 1934 Act. However, the mere fact that a Committee member shall fail to qualify as an Independent Director or shall fail to abstain from such action shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes. To the extent the Board has reserved any authority and responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers and protections of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board. To the extent any action of the Board under the Plan conflicts with actions taken by the Committee, the actions of the Board shall control.

4.2    ACTION AND INTERPRETATIONS BY THE COMMITTEE.    For purposes of administering the Plan,

the Committee may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Committee may deem appropriate. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it deems necessary to carry out the intent of the Plan. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Certificate and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s or an Affiliate’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by the Company or the Committee to assist in the administration of the Plan. No member of the Committee will be liable for any good faith determination, act or omission in connection with the Plan or any Award.

4.3    AUTHORITY OF COMMITTEE.    Except as provided in Section 4.1 hereof, the Committee has the exclusive power, authority and discretion to:

(a)	grant Awards;

(b)	designate Participants;

(c)	determine the type or types of Awards to be granted to each Participant;

(d)	determine the number of Awards to be granted and the number of Shares or dollar amount to which an Award will relate;

(e)	determine the terms and conditions of any Award granted under the Plan;

(f)	prescribe the form of each Award Certificate, which need not be identical for each Participant;

(g)	decide all other matters that must be determined in connection with an Award;

(h)
establish, adopt or revise any plan, program or policy for the grant of Awards as it may deem necessary or advisable, including but not limited to short-term incentive programs, and any special plan documents;

(i)	establish, adopt or revise any rules, regulations, guidelines or procedures as it may deem necessary or advisable to administer the Plan;

(j)	make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan;

(k)	amend the Plan or any Award Certificate as provided herein; and

(l)
adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of the United States or any non-U.S. jurisdictions in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards granted to participants located in the United States or such other jurisdictions and to further the objectives of the Plan.

4.4    DELEGATION.

(a)
Administrative Duties.    The Committee may delegate to one or more of its members or to one or more officers of the Company or an Affiliate or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan.

(b)
Special Committee.    The Board may, by resolution, expressly delegate to a special committee, consisting of one or more directors who may but need not be officers of the Company, the authority, within specified parameters as to the number and terms of Awards, to (i) designate officers and/or employees of the

Company or any of its Affiliates to be recipients of Awards under the Plan, and (ii) to determine the number of such Awards to be received by any such Participants; provided, however, that such delegation of duties and responsibilities to an officer of the Company may not be made with respect to the grant of Awards to eligible participants who are subject to Section 16(a) of the 1934 Act at the Grant Date. The acts of such delegates shall be treated hereunder as acts of the Board and such delegates shall report regularly to the Board and the Compensation Committee regarding the delegated duties and responsibilities and any Awards so granted.

4.5    INDEMNIFICATION. Each person who is or shall have been a member of the Committee, or the Board, or an officer of the Company to whom authority was delegated in accordance with this Article 4, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE 5
SHARES SUBJECT TO THE PLAN

5.1    NUMBER OF SHARES.    Subject to adjustment as provided in Section 5.2 and Section 14.1, the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be 1,250,000 Shares, reduced by grants under the Prior Plan after December 31, 2017, plus a number of additional Shares underlying awards outstanding as of March 8, 2018 under the Prior Plan that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason. From and after the Effective Date, no further awards shall be granted under the Prior Plan, and the Prior Plan shall remain in effect only so long as awards granted thereunder shall remain outstanding.

5.2    SHARE COUNTING.    Shares covered by an Award shall be subtracted from the Plan share reserve as of the Grant Date, but shall be added back to the Plan share reserve or otherwise treated in accordance with subsections (a) through (g) of this Section 5.2.

(a)
To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued or forfeited Shares subject to the Award will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

(b)	Shares subject to Awards settled in cash will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

(c)
Shares withheld from an Award to satisfy tax withholding requirements will count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, and Shares delivered by a participant to satisfy tax withholding requirements will not be added to the Plan share reserve.

(d)
The full number of Shares subject to an Option shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, even if the exercise price of an Option is satisfied through net-settlement or by delivering Shares to the Company (by either actual delivery or attestation) .

(e)
The full number of Shares subject to a SAR shall count against the number of Shares remaining available for issuance pursuant to Awards made under the Plan (rather than the net number of Shares actually delivered upon exercise).

(f)	Substitute Awards granted pursuant to Section 13.11 of the Plan shall not count against the Shares otherwise available for issuance under the Plan under Section 5.1.

(g)
Subject to applicable Exchange requirements, shares available under a stockholder-approved plan of a company acquired by the Company (as appropriately adjusted to Shares to reflect the transaction) may be issued under the Plan pursuant to Awards granted to individuals who were not employees of the Company or its Affiliates immediately before such transaction and will not count against the maximum share limitation specified in Section 5.1.

5.3    STOCK DISTRIBUTED.    Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

5.4    LIMITATION ON AWARDS.    Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Article 14):

(a)	Incentive Stock Options. The maximum number of Shares that may be issued upon exercise of Incentive Stock Options granted under the Plan shall be 1,250,000.

(b)	Options. The maximum number of Shares subject to Options granted under the Plan in any calendar year to any one Participant shall be 300,000.

(c)	SARs. The maximum number of Shares subject to Stock Appreciation Rights granted under the Plan in any calendar year to any one Participant shall be 300,000.

(d)
Performance Awards.    With respect to any one calendar year (i) the maximum amount that may be paid to any one Participant for Performance Awards payable in cash or property other than Shares shall be $3,000,000, and (ii) the maximum number of Shares that may be paid to any one Participant for Performance Awards payable in Stock shall be 150,000 Shares. For purposes of applying these limits in the case of multi-year performance periods, the amount of cash or property or number of Shares deemed paid with respect to any one 12-month period is the total amount payable or Shares earned for the performance period divided by the number of 12-month periods in the performance period.

5.5    LIMITATION ON COMPENSATION FOR NON-EMPLOYEE DIRECTORS. With respect to any one calendar year, the aggregate compensation that may be granted or awarded to any one Non-Employee Director, including all meeting fees, cash retainers and retainers granted in the form of Awards, shall not exceed $400,000, or $500,000 in the case of a non-employee Chairman of the Board or Lead Director. For purposes of such limit, the value of Awards will be determined based on the aggregate Grant Date fair value of all awards issued to the director in such year (computed in accordance with applicable financial accounting rules).

ARTICLE 6
ELIGIBILITY

6.1    GENERAL.    Awards may be granted only to Eligible Participants. Incentive Stock Options may be granted only to Eligible Participants who are employees of the Company or a Parent or Subsidiary as defined in Section 424(e) and (f) of the Code. Eligible Participants who are service providers to an Affiliate may be granted Options or SARs under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A- 1(b)(5)(iii)(E) of the final regulations under Code Section 409A.

ARTICLE 7
STOCK OPTIONS

7.1    GENERAL.    The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a)
Exercise Price.    The exercise price per Share under an Option shall be determined by the Committee, provided that the exercise price for any Option (other than an Option issued as a substitute Award pursuant to Section 13.11) shall not be less than the Fair Market Value as of the Grant Date.

(b)
Prohibition on Repricing.    Except as otherwise provided in Section 14.1, without the prior approval of stockholders of the Company: (i) the exercise price of an Option may not be reduced, directly or indirectly,

(ii) an Option may not be cancelled in exchange for cash, other Awards or Options or SARs with an exercise or base price that is less than the exercise price of the original Option, and (iii) the Company may not repurchase an Option for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option is lower than the exercise price per share of the Option.

(c)
Time and Conditions of Exercise.    The Committee shall determine the time or times at which an Option may be exercised in whole or in part, subject to Sections 7.1(e) and 13.6, and may include in the Award Certificate a provision that an Option that is otherwise exercisable and has an exercise price that is less than the Fair Market Value of the Stock on the last day of its term will be automatically exercised on such final date of the term by means of a “net exercise,” thus entitling the optionee to Shares equal to the intrinsic value of the Option on such exercise date, less the number of Shares required for tax withholding. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised or vested.

(d)
Payment.    The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, and the methods by which Shares shall be delivered or deemed to be delivered to Participants. As determined by the Committee at or after the Grant Date, payment of the exercise price of an Option may be made, in whole or in part, in the form of (i) cash or cash equivalents, (ii) delivery (by either actual delivery or attestation) of previously-acquired Shares based on the Fair Market Value of the Shares on the date the Option is exercised, (iii) withholding of Shares from the Option based on the Fair Market Value of the Shares on the date the Option is exercised, (iv) broker-assisted market sales, or (iv) any other “cashless exercise” arrangement.

(e)	Exercise Term. Except for Nonstatutory Options granted to Participants outside the United States, no Option granted under the Plan shall be exercisable for more than ten years from the Grant Date.

(f)	No Deferral Feature. No Option shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Option.

(g)	No Dividend Equivalents. No Option shall provide for Dividend Equivalents.

7.2    INCENTIVE STOCK OPTIONS.    The terms of any Incentive Stock Options granted under the Plan must comply with the requirements of Section 422 of the Code. Without limiting the foregoing, any Incentive Stock Option granted to a Participant who at the Grant Date owns more than 10% of the voting power of all classes of shares of the Company must have an exercise price per Share of not less than 110% of the Fair Market Value per Share on the Grant Date and an Option term of not more than five years. If all of the requirements of Section 422 of the Code (including the above) are not met, the Option shall automatically become a Nonstatutory Stock Option.

ARTICLE 8
STOCK APPRECIATION RIGHTS

8.1    GRANT OF STOCK APPRECIATION RIGHTS.    The Committee is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:

(a)	Right to Payment. Upon the exercise of a SAR, the Participant has the right to receive, for each Share with respect to which the SAR is being exercised, the excess, if any, of:

(1)	The Fair Market Value of one Share on the date of exercise; over

(2)
The base price of the SAR as determined by the Committee and set forth in the Award Certificate, which for any SAR (other than a SAR issued as a substitute Award pursuant to Section 13.11) shall not be less than the Fair Market Value of one Share on the Grant Date.

(b)
Prohibition on Repricing.    Except as otherwise provided in Section 14.1, without the prior approval of the stockholders of the Company, (i) the base price of a SAR may not be reduced, directly or indirectly, (ii) a SAR may not be cancelled in exchange for cash, other Awards, or Options or SARs with an exercise or base price that is less than the base price of the original SAR, and (iii) the Company may not repurchase a SAR for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the SAR is lower than the base price per share of the SAR.

(c)
Time and Conditions of Exercise.    The Committee shall determine the time or times at which a SAR may be exercised in whole or in part, subject to Section 13.6, and may include in the Award Certificate a provision that a SAR that is otherwise exercisable and has a base price that is less than the Fair Market Value of the Stock on the last day of its term will be automatically exercised on such final date of the term, thus entitling the holder to cash or Shares equal to the intrinsic value of the SAR on such exercise date, less the cash or number of Shares required for tax withholding. No SAR shall be exercisable for more than ten years from the Grant Date.

(d)	No Deferral Feature. No SAR shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the SAR.

(e)	No Dividend Equivalents. No SAR shall provide for Dividend Equivalents.

(f)
Other Terms.    All SARs shall be evidenced by an Award Certificate. Subject to the limitations of this Article 8, the terms, methods of exercise, methods of settlement, form of consideration payable in settlement (e.g., cash, Shares or other property), and any other terms and conditions of the SAR shall be determined by the Committee at the time of the grant and shall be reflected in the Award Certificate.

ARTICLE 9
RESTRICTED STOCK AND STOCK UNITS

9.1    GRANT OF RESTRICTED STOCK AND STOCK UNITS. The Committee is authorized to make Awards of Restricted Stock, Restricted Stock Units or Deferred Stock Units to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. An Award of Restricted Stock, Restricted Stock Units or Deferred Stock Units shall be evidenced by an Award Certificate setting forth the terms, conditions, and restrictions applicable to the Award.

9.2    ISSUANCE AND RESTRICTIONS.    Restricted Stock, Restricted Stock Units or Deferred Stock Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, for example, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines, subject to Section 13.6, at the time of the grant of the Award or thereafter. Except as otherwise provided in an Award Certificate or any special Plan document governing an Award, a Participant shall have none of the rights of a stockholder with respect to Restricted Stock Units or Deferred Stock Units until such time as Shares of Stock are paid in settlement of such Awards.

9.3    DIVIDENDS ON RESTRICTED STOCK. Dividends accrued on shares of Restricted Stock before they are vested shall be credited by the Company to an account for the Participant and accumulated without interest until the date upon which the host Award becomes vested, and any dividends accrued with respect to forfeited Restricted Stock will be reconveyed to the Company without further consideration or any act or action by the Participant. In no event shall dividends be paid or distributed until the vesting restrictions of the underlying Restricted Stock Award lapse.

9.4    FORFEITURE.    Subject to the terms of the Award Certificate and except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of Continuous Service during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, Restricted Stock or Restricted Stock Units that are at that time subject to restrictions shall be forfeited.

9.5    DELIVERY OF RESTRICTED STOCK.    Shares of Restricted Stock shall be delivered to the Participant at the Grant Date either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including, without limitation, the Company or one or more of its employees) designated by the Committee, a stock certificate or certificates registered in the name of the Participant. If physical certificates representing shares of Restricted Stock are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

ARTICLE 10
PERFORMANCE AWARDS

10.1    GRANT OF PERFORMANCE AWARDS.    The Committee is authorized to grant any Award under this Plan, including cash-based Awards, with performance-based vesting criteria, on such terms and conditions as may be selected by the Committee. Any such Awards with performance- based vesting criteria are referred to herein as Performance Awards. The Committee shall have the complete discretion to determine the number of Performance Awards granted to each Participant and to designate the provisions of such Performance Awards as provided in Section 4.3. All Performance Awards shall be evidenced by an Award Certificate or a written program established by the Committee, pursuant to which Performance Awards are awarded under the Plan under uniform terms, conditions and restrictions set forth in such written program.

10.2    PERFORMANCE GOALS.

(a)	The Committee may establish performance goals for Performance Awards which may be based on any criteria selected by the Committee, including but not limited to the following:

•	Revenue (premium revenue, total revenue or other revenue measures)

•	Sales

•	Profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures)

•	Earnings (EBIT, EBITDA, earnings per share, or other corporate earnings measures)

•	Net income (before or after taxes, operating income or other income measures)

•	Cash (cash flow, cash generation or other cash measures)

•	Stock price or performance

•	Total stockholder return (stock price appreciation plus reinvested dividends divided by beginning share price)

•	Economic value added return measures (including, but not limited to, return on assets, capital, equity, investments or sales, and cash flow return on assets, capital, equity, or sales);

•	Market share

•	Improvements in capital structure

•	Expenses (expense management, expense ratio, expense efficiency ratios or other expense measures)

•	Business expansion or consolidation (acquisitions and divestitures)

•	Internal rate of return or increase in net present value

•	Productivity measures

•	Cost reduction measures

•	Strategic plan development and implementation

•	Working capital (including, but not limited to, targets relating to inventory and/or accounts receivable

•	Credit Quality

•	Deposit growth

•	Loan growth

•	Stock price or performance

•	Any other objective or subjective goals
Performance goals may be described in terms of Company-wide objectives or in terms of objectives that relate to the performance of the Participant, an Affiliate or a division, region, department or function within the Company or an Affiliate. Performance goals may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to the performance of a group of comparator companies, or a published or special index, or a stock market index, that the Committee deems appropriate. Performance Goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion). If the Committee determines that a change in the business,operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render performance goals to be unsuitable, the Committee may modify such performance goals in whole or in part, as the Committee deems appropriate.

(b)
The Committee may provide in any Performance Award that any evaluation of performance shall exclude or otherwise objectively adjust for any specified circumstance or event that occurs during a performance period, including by way of example but without limitation the following: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) unusual or infrequently occurring items as described in Accounting Standards Codification Topic 225-20 (or any successor pronouncements thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (f) any other specific, unusual or nonrecurring events, or objectively determinable category thereof, including discontinued operations or changes in the Company’s fiscal year; (g) acquisitions or divestitures; and (h) foreign exchange gains and losses.

ARTICLE 11
DIVIDEND EQUIVALENTS

11.1    GRANT OF DIVIDEND EQUIVALENTS.    The Committee is authorized to grant Dividend Equivalents with respect to Full-Value Awards granted hereunder. Dividend Equivalents shall entitle the Participant to receive payments equal to ordinary cash dividends or distributions with respect to all or a portion of the number of Shares subject to a Full-Value Award, as determined by the Committee. Notwithstanding anything to the contrary, Dividend Equivalents accruing on unvested Full-Value Awards shall, as provided in the Award Certificate, either (i) be reinvested in the form of additional Shares (subject to Share availability under Section 5.1 hereof), which shall be subject to the same vesting provisions as provided for the host Award, or (ii) be credited by the Company to an account for the Participant and accumulated without interest until the date upon which the host Award becomes vested, and, in either case, any Dividend Equivalents accrued with respect to forfeited Awards will be reconveyed to the Company without further consideration or any act or action by the Participant. In no event shall Dividend Equivalents be paid or distributed until the vesting restrictions of the underlying Full-Value Award lapse.

ARTICLE 12
STOCK OR OTHER STOCK-BASED AWARDS

12.1    GRANT OF STOCK OR OTHER STOCK-BASED AWARDS.    The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, including limited partnership interests in a limited partnership entity of which the Company is general partner that may be exchanged or redeemed for Shares on a one-for-one basis, or any profits interest in such limited partnership entity that may be exchanged or converted into such limited partnership interests, and Awards valued by reference to book value of Shares or the value of securities of or the performance of specified Parents or Subsidiaries. The Committee shall determine the terms and conditions of such Awards.

ARTICLE 13
PROVISIONS APPLICABLE TO AWARDS

13.1    AWARD CERTIFICATES.    Each Award shall be evidenced by an Award Certificate. Each Award Certificate shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.

13.2    FORM OF PAYMENT FOR AWARDS.    At the discretion of the Committee, payment of Awards may be made in cash, Stock, a combination of cash and Stock, or any other form of property as the Committee shall determine. In addition, payment of Awards may include such terms, conditions, restrictions and/or limitations, if any, as the Committee deems appropriate, including, in the case of Awards paid in the form of Stock, restrictions on transfer and forfeiture provisions. Further, payment of Awards may be made in the form of a lump sum, or in installments, as determined by the Committee.

13.3    LIMITS ON TRANSFER.

(a)
Each Award and each right under any Award shall be exercisable only by the holder thereof during such holder’s lifetime, or, if permissible under applicable law, by such holder’s guardian or legal representative or by a transferee receiving such Award pursuant to a domestic relations order (a “QDRO”) as defined in Section 414(p)(1)(B) of the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

(b)
No Award (prior to the time, if applicable, Shares are delivered in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a grantee otherwise than by will or by the laws of descent and distribution (or in the case of Restricted Stock, to the Company) or pursuant to a QDRO, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary to receive benefits in the event of the grantee’s death shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(c)
Notwithstanding subsections (a) and (b) above, to the extent provided in the Award Certificate, Awards (other than Incentive Stock Options and corresponding Awards), may be transferred, without consideration, to a Permitted Transferee. For this purpose, a “Permitted Transferee” in respect of any grantee means any member of the Immediate Family of such grantee, any trust of which all of the primary beneficiaries are such grantee or members of his or her Immediate Family, or any partnership (including limited liability companies and similar entities) of which all of the partners or members are such grantee or members of his or her Immediate Family; and the “Immediate Family” of a grantee means the grantee’s spouse, any person sharing the grantee’s household (other than a tenant or employee), children, stepchildren, grandchildren, parents, stepparents, siblings, grandparents, nieces and nephews. Such Award may be exercised by such transferee in accordance with the terms of the Award Certificate.

(d)	Nothing herein shall be construed as requiring the Company or any Affiliate to honor a QDRO except to the extent required under applicable law.

13.4    BENEFICIARIES.    Notwithstanding Section 13.3, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A Permitted Transferee, beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Certificate applicable to the Participant, except to the extent the Plan and Award Certificate otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, any payment due to the Participant shall be made to the Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant, in the manner provided by the Company, at any time provided the change or revocation is filed with the Committee.

13.5    STOCK TRADING RESTRICTIONS.    All Stock issuable under the Plan is subject to any stop- transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate or issue instructions to the transfer agent to reference restrictions applicable to the Stock.

13.6    MINIMUM VESTING REQUIREMENTS. Notwithstanding any other provision of the Plan to the contrary, equity-based Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted (excluding, for this purpose, any (i) substitute Awards granted pursuant to Section 13.11, or (ii) Shares delivered in lieu of fully-vested cash Awards) or, with respect to equity-based Awards granted to Non-Employee Directors, if earlier, the annual meeting of the Company’s stockholders that occurs in the immediately following year; provided, however, that (i) the Committee may grant Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 5.1 (subject to adjustment under Section 14.1), and (ii) to the extent equity-based Awards to Non-Employee Directors vest as of a date that is earlier than two weeks prior to the anniversary date of the immediately preceding year’s annual meeting, such equity-based Awards shall count against the five percent (5%) exception limit set forth in clause (i); and, provided further, for the avoidance of doubt, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award upon the occurrence of one or more events other than completion of a service period, including retirement, death, disability or a Change in Control.

13.7    ACCELERATION UPON DEATH OR DISABILITY.    Except as otherwise provided in the Award Certificate or any special Plan document or separate agreement with a Participant governing an Award, upon the termination of a person’s Continuous Service by reason of death or Disability:

(a)	all of that Participant’s outstanding Options and SARs shall become fully exercisable;

(b)	all time-based vesting restrictions on that Participant’s outstanding Awards shall lapse as of the date of termination; and

(c)
the target payout opportunities attainable under all of such Participant’s outstanding performance-based Awards shall be deemed to have been fully earned as of the date of termination based upon (A) an assumed achievement of all relevant performance goals at the “target” level if the date of termination occurs during the first half of the applicable performance period, or (B) the actual level of achievement of all relevant performance goals against target, if the date of termination occurs during the second half of the applicable performance period, and, in either such case, there shall be a prorata payout to the Participant or his or her estate within thirty (30) days following the date of termination (unless a later date is required by Section 16.3 hereof) based upon the length of time within the performance period that has elapsed prior to the date of termination. Any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate.

To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

13.8    EFFECT OF A CHANGE IN CONTROL. Except as otherwise provided in the Award Certificate or any special Plan document or separate agreement with a Participant governing an Award, upon the occurrence of a Change in Control:

(a)	ll outstanding Options or SARs shall become fully exercisable;

(b)	all time-based vesting restrictions on outstanding Awards shall lapse; and

(c)
the target payout opportunities attainable under outstanding performance-based Awards shall be deemed to have been fully earned as of the effective date of the Change in Control based upon (A) an assumed achievement of all relevant performance goals at the “target” level if the Change in Control occurs during the first half of the applicable performance period, or (B) the actual level of achievement of all relevant performance goals against target, if the Change in Control occurs during the second half of the applicable performance period, and, in either such case, there shall be a payout to Participants within thirty (30) days following the Change in Control (unless a later date is required by Section 16.3 hereof). To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

13.9    DISCRETION TO ACCELERATE AWARDS.    Regardless of whether an event has occurred as described in Section 13.7 or 13.8 above, the Committee may in its sole discretion determine that, upon the termination of service of a Participant for any reason, or the occurrence of a Change in Control, or any other reason, all or a portion of such Participant’s Options or SARs shall become fully or partially exercisable, that all or a part of the restrictions on all or a portion of the Participant’s outstanding Awards shall lapse, and/or that any performance-based criteria with respect to any Awards held by that Participant shall be deemed to be wholly or partially satisfied, in each case, as of such date as the Committee may, in its sole discretion, declare. The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 13.9.

13.10    FORFEITURE EVENTS.    Awards under the Plan shall be subject to any compensation recoupment policy that the Committee may adopt from time to time that is applicable by its terms to the Participant. In addition, the Committee may specify in an Award Certificate that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, (i) termination of employment for cause, (ii) violation of material Company or Affiliate policies, (iii) breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, (iv) other conduct by the Participant that is detrimental to the business or reputation of the Company or any Affiliate, or (v) a later determination that the vesting of, or amount realized from, a Performance Award was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, whether or not the Participant caused or contributed to such material inaccuracy. Nothing contained herein or in any Award Certificate prohibits the Participant from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange.

13.11    SUBSTITUTE AWARDS.    The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or an Affiliate as a result of a merger or consolidation of the former employing entity with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the former employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

ARTICLE 14
CHANGES IN CAPITAL STRUCTURE

14.1    MANDATORY ADJUSTMENTS.    In the event of a nonreciprocal transaction between the Company and its stockholders that causes the per-share value of the Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the authorization limits under Section 5.1 and 5.4 shall be adjusted proportionately, and the Committee shall make such adjustments to the Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Committee may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable. Notwithstanding the foregoing, the Committee shall not make any adjustments to outstanding Options or SARs that would constitute a modification or substitution of the stock right under Treas. Reg. Sections 1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Code Section 409A. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding Stock into a lesser number of Shares, the authorization limits under Section 5.1 and 5.4 shall automatically be adjusted proportionately, and the Shares then subject to each Award shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate purchase price therefor.

14.2    DISCRETIONARY ADJUSTMENTS.    Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or any transaction described in Section 14.1), the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Stock, (ii) that Awards will become immediately vested and non-forfeitable and exercisable (in whole or in part) and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise or base price of the Award, (v) that performance targets and performance periods for Performance Awards will be modified, or (vi) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

14.3    GENERAL.    Any discretionary adjustments made pursuant to this Article 14 shall be subject to the provisions of Section 15.2. To the extent that any adjustments made pursuant to this Article 14 cause Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be Nonstatutory Stock Options.

ARTICLE 15
AMENDMENT, MODIFICATION AND TERMINATION

15.1    AMENDMENT, MODIFICATION AND TERMINATION.    The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without stockholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board or the Committee, either (i) materially increase the number of Shares available under the Plan (other than pursuant to Article 14), (ii) expand the types of awards under the Plan.(iii)    materially expand the class of participants eligible to participate in the Plan, (iv) materially extend the term of the

Plan, or (v) otherwise constitute a material change requiring stockholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of an Exchange, then such amendment shall be subject to stockholder approval; and provided, further, that the Board or Committee may condition any other amendment or modification on the approval of stockholders of the Company for any reason, including by reason of such approval being necessary or deemed advisable (i) to comply with the listing or other requirements of an Exchange, or (ii) to satisfy any other tax, securities or other applicable laws, policies or regulations. Except as otherwise provided in Section 14.1, without the prior approval of the stockholders of the Company, the Plan may not be amended to permit: (i) the exercise price or base price of an Option or SAR to be reduced, directly or indirectly, (ii) an Option or SAR to be cancelled in exchange for cash, other Awards, or Options or SARs with an exercise or base price that is less than the exercise price or base price of the original Option or SAR, or (iii) the Company to repurchase an Option or SAR for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option or SAR is lower than the exercise price or base price per share of the Option or SAR.

15.2    AWARDS PREVIOUSLY GRANTED. At any time and from time to time, the Committee may amend, modify or terminate any outstanding Award without approval of the Participant; provided, however:

(a)
Subject to the terms of the applicable Award Certificate, such amendment, modification or termination shall not, without the Participant’s consent, reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination (with the per-share value of an Option or SAR for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment or termination over the exercise or base price of such Award);

(b)	The original term of an Option or SAR may not be extended without the prior approval of the stockholders of the Company;

(c)
Except as otherwise provided in Section 14.1, without the prior approval of the stockholders of the Company, (i) the exercise price of an Option or base price of a SAR may not be reduced, directly or indirectly, (ii) an option or SAR may not be cancelled in exchange for cash, other Awards or Options or SARs with an exercise or base price that is less than the exercise price or base price of the original Option or SAR, or otherwise, and (iii) the Company may not repurchase an Option or SAR for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option or SAR is lower than the exercise price or base price per share of the Option or SAR; and

(d)
No termination, amendment, or modification of the Plan shall adversely affect in any material respect any Award previously granted under the Plan, without the written consent of the Participant affected thereby. An outstanding Award shall not be deemed to be “adversely affected” by a Plan amendment if such amendment would not reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment (with the per-share value of an Option or SAR for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment over the exercise or base price of such Award).

15.3    COMPLIANCE AMENDMENTS.    Notwithstanding anything in the Plan or in any Award Certificate to the contrary, the Board may amend the Plan or an Award Certificate, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or Award Certificate to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 15.3 to any Award granted under the Plan without further consideration or action.

ARTICLE 16
GENERAL PROVISIONS

16.1    RIGHTS OF PARTICIPANTS.

(a)
No Participant or any Eligible Participant shall have any claim to be granted any Award under the Plan. Neither the Company, its Affiliates nor the Committee is obligated to treat Participants or Eligible Participants uniformly, and determinations made under the Plan may be made by the Committee selectively among Eligible Participants who receive, or are eligible to receive, Awards (whether or not such Eligible Participants are similarly situated).

(b)
Nothing in the Plan, any Award Certificate or any other document or statement made with respect to the Plan, shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment or status as an officer, or any Participant’s service as a director or consultant, at any time, nor confer upon any Participant any right to continue as an employee, officer, director or consultant of the Company or any Affiliate, whether for the duration of a Participant’s Award or otherwise.

(c)
Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or any Affiliate and, accordingly, subject to Article 15, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company or any of its Affiliates.

(d)	No Award gives a Participant any of the rights of a stockholder of the Company unless and until Shares are in fact issued to such person in connection with such Award.

16.2    WITHHOLDING.    The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or such Affiliate, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan. The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company or such Affiliate will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. Unless otherwise determined by the Committee at the time the Award is granted or thereafter, any such withholding requirement may be satisfied, in whole or in part, by withholding from the Award Shares having a Fair Market Value on the date of withholding equal to the amount required to be withheld in accordance with applicable tax requirements (up to the maximum individual statutory rate in the applicable jurisdiction as may be permitted under then-current accounting principles to qualify for equity classification), in accordance with such procedures as the Committee establishes. All such elections shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

16.3    SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE.

(a)
General.    It is intended that the payments and benefits provided under the Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and all Award Certificates shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.

(b)
Definitional Restrictions.    Notwithstanding anything in the Plan or in any Award Certificate to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) of such Non-Exempt Deferred Compensation would be effected, under the Plan or any Award Certificate by reason of the occurrence of a Change in Control, or the Participant’s Disability or separation from service, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, Disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Award upon a Change in Control, Disability or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, or the application of a different form of payment of any amount or benefit, such payment or distribution shall be made at the time and in the form that would have applied absent the Change in Control, Disability or separation from service as applicable.

(c)
Allocation among Possible Exemptions.    If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such

Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company shall determine which Awards or portions thereof will be subject to such exemptions.

(d)
Six-Month Delay in Certain Circumstances.    Notwithstanding anything in the Plan or in any Award Certificate to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Plan or any Award Certificate by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A- 3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.

(e)
Installment Payments.    If, pursuant to an Award, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the meaning provided in Treas. Reg. Section 1.409A-2(b)(2)(iii) (or any successor thereto).

(f)
Timing of Release of Claims    Whenever an Award conditions a payment or benefit on the Participant’s execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within sixty (60) days after the date of termination of the Participant’s employment; failing which such payment or benefit shall be forfeited. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to subsection (c) above, (i) if such 60-day period begins and ends in a single calendar year, the Company may make or commence payment at any time during such period at its discretion, and (ii) if such 60-day period begins in one calendar year and ends in the next calendar year, the payment shall be made or commence during the second such calendar year (or any later date specified for such payment under the applicable Award), even if such signing and non- revocation of the release occur during the first such calendar year included within such 60- day period. In other words, a Participant is not permitted to influence the calendar year of payment based on the timing of signing the release.

(g)
Permitted Acceleration.    The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to Participants of deferred amounts, provided that such distribution(s) meets the requirements of Treas. Reg.Section 1.409A-3(j)(4).

16.4    UNFUNDED STATUS OF AWARDS.    The Plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Certificate shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate. In its sole discretion, the Committee may authorize the creation of grantor trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or payments in lieu of Shares or with respect to Awards. This Plan is not intended to be subject to ERISA.

16.5    RELATIONSHIP TO OTHER BENEFITS.    No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Affiliate unless provided otherwise in such other plan. Nothing contained in the Plan will prevent the Company from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

16.6    EXPENSES.    The expenses of administering the Plan shall be borne by the Company and its Affiliates.

16.7    TITLES AND HEADINGS.    The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

16.8    GENDER AND NUMBER.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

16.9    FRACTIONAL SHARES.    No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down.

16.10    GOVERNMENT AND OTHER REGULATIONS.

(a)
Notwithstanding any other provision of the Plan, no Participant who acquires Shares pursuant to the Plan may, during any period of time that such Participant is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the 1933 Act), sell such Shares, unless such offer and sale is made (i) pursuant to an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) pursuant to an appropriate exemption from the registration requirement of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act.

(b)
Notwithstanding any other provision of the Plan, if at any time the Committee shall determine that the registration, listing or qualification of the Shares covered by an Award upon any Exchange or under any foreign, federal, state or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase or receipt of Shares thereunder, no Shares may be purchased, delivered or received pursuant to such Award unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee. Any Participant receiving or purchasing Shares pursuant to an Award shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements. The Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to the Committee’s determination that all related requirements have been fulfilled. The Company shall in no event be obligated to register any securities pursuant to the 1933 Act or applicable state or foreign law or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement.

16.11    GOVERNING LAW.    To the extent not governed by federal law, the Plan and all Award Certificates shall be construed in accordance with and governed by the laws of the State of Georgia.

16.12    SEVERABILITY.    In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability will not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions will be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.

16.13    NO LIMITATIONS ON RIGHTS OF COMPANY.    The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. The Plan shall not restrict the authority of the Company, for proper corporate purposes, to draft or assume awards, other than under the Plan, to or with respect to any person. If the Committee so directs, the Company may issue or transfer Shares to an Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of the Plan.

The foregoing is hereby acknowledged as being the Fidelity Southern Corporation 2018 Omnibus Incentive Plan as adopted by the Board on March 8, 2018 and approved by the Company’s stockholders on April 26, 2018.

FIDELITY SOUTHERN CORPORATION

By:_________________________________
Name:
Title: